UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Wal-Mart Stores, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

702 Southwest 8th Street

Bentonville, Arkansas 72716-0215

(479) 273-4000

Corporate Web Site:	www.walmartstores.com
Information Web Site:	www.walmartfacts.com

NOTICE OF 2006 ANNUAL SHAREHOLDERS’ MEETING

To Be Held June 2, 2006

Please join us for the 2006 Annual Shareholders’ Meeting of Wal-Mart Stores, Inc. The meeting will be held on Friday, June 2, 2006, at 7:00 a.m. in Bud Walton Arena, University of Arkansas, Fayetteville, Arkansas.

The purposes of the 2006 Annual Shareholders’ Meeting are:

(1)	To elect 13 directors,

(2)	To ratify the appointment of Ernst & Young LLP as the independent accountants of Wal-Mart Stores, Inc.,

(3)	To vote on six shareholder proposals, and

(4)	To transact other business properly introduced at the 2006 Annual Shareholders’ Meeting.

You must own shares of Wal-Mart Stores, Inc. common stock at the close of business on April 5, 2006, to vote at the 2006 Annual Shareholders’ Meeting. If you plan to attend, please bring the Admittance Slip on the back cover and a picture I.D. Regardless of whether you will attend, please vote as described on pages 3-4 of the proxy statement. Voting in any of these ways will not prevent you from attending the 2006 Annual Shareholders’ Meeting.

By Order of the Board of Directors

Thomas D. Hyde

Secretary

Bentonville, Arkansas

April 14, 2006

Admittance Requirements on Back Cover

702 Southwest 8th Street

Bentonville, Arkansas 72716-0215

(479) 273-4000

Corporate Web Site:	www.walmartstores.com
Information Web Site:	www.walmartfacts.com

PROXY STATEMENT

This proxy statement and accompanying proxy card are being mailed beginning April 14, 2006, in connection with the solicitation of proxies by the Board of Directors of Wal-Mart Stores, Inc., a Delaware corporation, for use at the 2006 Annual Shareholders’ Meeting. The meeting will be held in Bud Walton Arena, University of Arkansas, Fayetteville, Arkansas, on Friday, June 2, 2006, at 7:00 a.m.

Proposal No. 5: Director Election Majority Vote Standard	33
Proposal No. 6: Sustainability Report	35
Proposal No. 7: Compensation Disparity	36
Proposal No. 8: Equity Compensation Glass Ceiling	37
DIRECTIONS AND ADMITTANCE SLIP	Back Cover

TABLE OF ABBREVIATIONS

The following abbreviations are used in this proxy statement:

(1)	2005 Stock Incentive Plan: Wal-Mart Stores, Inc. Stock Incentive Plan of 2005, as it amended and restated the 1998 Stock Incentive Plan to be effective January 1, 2005

(2)	Associate: an employee of Wal-Mart or one of its subsidiaries

(3)	Board: the Board of Directors of Wal-Mart

(4)	Board committees:

a.	Audit Committee

b.	CNGC: Compensation, Nominating and Governance Committee

c.	EC: Executive Committee

d.	SOC: Stock Option Committee

e.	SPFC: Strategic Planning and Finance Committee

(5)	Bylaws: the amended and restated Bylaws of Wal-Mart, effective as of March 3, 2005

(6)	Categorical Standards: Standards adopted by the Board that describe types of relationships that a director might have with Wal-Mart or its subsidiaries that the Board believes are per se immaterial to a director’s independence, as permitted by the NYSE Listed Company Manual

(7)	Chairman: the Chairman of a board of directors

(8)	Computershare: ComputerShare Trust Company, N.A., Wal-Mart’s transfer agent and successor in interest to EquiServe Trust Company, N.A.

(9)	CEO: the Chief Executive Officer

(10)	CFO: the Chief Financial Officer

(11)	Deferred Compensation Plan: the Wal-Mart Stores, Inc. Officer Deferred Compensation Plan, as amended and restated effective March 31, 2003

(12)	Director Compensation Plan: the Wal-Mart Stores, Inc. Director Compensation Plan, as amended and restated effective January 1, 2005

(13)	E&Y: Ernst & Young LLP, Wal-Mart’s independent registered public accounting firm

(14)	Executive Committee of the Company: a Company committee consisting of the Executive Officers and certain other Senior Officers of the Company

(15)	Exchange Act: the Securities Exchange Act of 1934, as amended

(16)	Executive Officers: certain Senior Officers designated by the Board and as defined by Rule 3b-7 of the Exchange Act that have certain disclosure obligations and who also must report all transactions in equity securities of the Company under Section 16 of the Exchange Act

(17)	Fiscal 2004, fiscal 2005, fiscal 2006, and fiscal 2007: fiscal years ending January 31, 2004, 2005, 2006, and 2007, respectively

(18)	Independent Directors: the directors whom the Board has determined have no material relationships with the Company pursuant to the NYSE Listed Company Manual and, as to members of the Audit Committee, who meet the requirements of Section 10A of the Exchange Act and Rule 10A-3, thereunder

(19)	Management Incentive Plan: the Wal-Mart Stores, Inc. Management Incentive Plan, as amended and restated effective February 1, 2003

(20)	Named Executive Officers: the Company’s CEO and the next four most highly compensated Executive Officers

(21)	Non-Management Directors: the members of the Board who do not hold another position with Wal-Mart or one of its subsidiaries

(22)	NYSE: the New York Stock Exchange

(23)	NYSE Listed Company Manual: the manual of the NYSE that sets forth policies, practices, and procedures for companies with securities listed for trading on the NYSE

(24)	Peer Group Survey: A select group of peer retail companies consisting of several retailers in the United States from various retail segments, other than Wal-Mart

(25)	Profit Sharing/401(k) Plan: the Wal-Mart Profit Sharing and 401(k) Plan, effective October 31, 2003

(26)	Section 16: Section 16 of the Exchange Act

(27)	SEC: the Securities and Exchange Commission

(28)	Senior Officers: the President and CEO, Executive Vice Presidents, and Senior Vice Presidents of Wal-Mart

(29)	Share or Shares: a share or shares of Wal-Mart common stock, $0.10 par value per share

(30)	SOX: the Sarbanes-Oxley Act of 2002

(31)	Stock Purchase Plan: The Wal-Mart Stores, Inc. Associate Stock Purchase Plan of 2004, as amended and restated effective as of February 1, 2004

(32)	Top 50: the top 50 U.S. companies, other than Wal-Mart, ranked by market capitalization

(33)	Wal-Mart or the Company: Wal-Mart Stores, Inc.

(34)	SERP: the Wal-Mart Stores, Inc. Supplemental Executive Retirement Plan, as amended and restated effective January 1, 2005

Your proxy is solicited by the Board. The Company pays the cost of soliciting your proxy and reimburses brokers and others for forwarding you the proxy statement, proxy card, and Annual Report to Shareholders.

VOTING INFORMATION

Who may vote?    You may vote if you owned Shares at the close of business on April 5, 2006. You are entitled to one vote on each matter presented at the 2006 Annual Shareholders’ Meeting for each Share you owned on that date. As of March 31, 2006, Wal-Mart had 4,167,369,745 Shares outstanding.

What am I voting on?    You are voting on:

•	The election of 13 directors,

•	The ratification of the appointment of E&Y as Wal-Mart’s independent accountants,

•	Six shareholder proposals, and

•	Other matters properly introduced at the 2006 Annual Shareholders’ Meeting.

Who counts the votes?    Computershare will count the votes. The Board appointed two employees of Computershare as independent inspectors of the election.

Is my vote confidential?    Yes, your proxy card or ballot and voting records will not be disclosed to Wal-Mart unless the law requires disclosure, you request disclosure, or your vote is cast in a contested election. If you write comments on your proxy card or ballot, your comments will be provided to Wal-Mart, but how you voted will remain confidential.

What vote is required to pass an item of business at the 2006 Annual Shareholders’ Meeting?    The holders of a majority of the outstanding Shares must be present in person or represented by proxy for the 2006 Annual Shareholders’ Meeting to be held. The vote of the holders of a plurality of the Shares present in person or represented by proxy and entitled to vote in the election of directors is required to elect any director. Each Share may be voted for as many nominees as there are seats on the Board, but no Share may be voted more than once for any particular nominee.

The vote of the holders of a majority of the Shares present in person or represented by proxy at the meeting and entitled to vote is required for ratification of the appointment of E&Y as Wal-Mart’s independent accountants and the shareholder proposals.

Abstentions and broker non-votes are not relevant to the election of directors. Abstentions will have the effect of a vote against any of the other proposals. Broker non-votes will have no effect on the vote for any of the other proposals. A “broker non-vote” occurs if your Shares are not registered in your name and you do not provide the record holder of your Shares (usually a bank, broker, or other nominee) with voting instructions on a matter and the holder is not permitted to vote on the matter without instructions from you under applicable NYSE rules.

Unless you indicate otherwise on your proxy card, the persons named as your proxies in the proxy card will vote your Shares: FOR all of the nominees for director named in this proxy statement, FOR the ratification of E&Y as Wal-Mart’s independent accountants, and AGAINST the six shareholder proposals.

How do I vote?    The process for voting your Shares depends on how your Shares are held. Generally, you may hold Shares in your name as a “record holder” or in “street name,” through a nominee, such as a broker or bank.

If you are a record holder, you may vote by proxy or you may vote in person at the 2006 Annual Shareholders’ Meeting. If you are a record holder and would like to vote your Shares by proxy prior to the 2006 Annual Shareholders’ Meeting, there are three ways for you to vote:

•	Call 1-800-652-VOTE (1-800-652-8683),

•	Log on to the internet at: http://www.computershare.com/us/proxy and follow the instructions at that site, or

•	Complete, sign, and mail the proxy card in the enclosed return envelope.

Please note that telephone and internet voting will close at 11:00 p.m. (CT) on June 1, 2006.

If your Shares are held through the Profit Sharing/401(k) Plan or the Wal-Mart Puerto Rico Profit Sharing and 401(k) Plan and you do not vote your Shares in one of the methods described above, your Shares will be voted by the Retirement Plans Committee of the Company in accordance with the rules of the applicable plan.

If you plan to attend the 2006 Annual Shareholders’ Meeting and wish to vote in person, the Company will give you a ballot at the 2006 Annual Shareholders’ Meeting. Please note that you may vote by proxy prior to June 2, 2006, and still attend the 2006 Annual Shareholders’ Meeting.

If your Shares are held in the name of a broker, bank, or other nominee, you should receive separate instructions from the holder of your Shares describing how to vote. Nonetheless, if your Shares are held in the name of a broker, bank, or other nominee and you want to vote in person, you will need to obtain (and bring with you to the 2006 Annual Shareholders’ Meeting) a legal proxy from the holder of your Shares indicating that you were a beneficial owner of Shares on April 5, 2006, which is the record date for voting at the 2006 Annual Shareholders’ Meeting, as well as the number of Shares you were the beneficial owner of on the record date.

Can I revoke my proxy?    Yes, you can revoke your proxy if you are a record holder by:

•	Filing written notice of revocation with Wal-Mart’s Secretary before the 2006 Annual Shareholders’ Meeting,

•	Signing a proxy bearing a later date and submitting it to Wal-Mart’s Secretary before the 2006 Annual Shareholders’ Meeting, or

•	Voting in person at the 2006 Annual Shareholders’ Meeting.

If your Shares are held in street name through a broker, bank, or other nominee, you need to contact the holder of your Shares regarding how to revoke your proxy.

INFORMATION ABOUT THE BOARD

Wal-Mart’s directors are elected at each annual shareholders’ meeting and hold office until the next election. All nominees are presently directors of Wal-Mart, except for Aida M. Alvarez and James I. Cash, Jr. Assuming shareholders elect all the director nominees at the 2006 Annual Shareholders’ Meeting, Wal-Mart will have 13 directors. The Board has authority under the Bylaws to fill vacancies and to increase or, upon the occurrence of a vacancy, decrease the Board’s size between annual shareholders’ meetings.

Your proxy holder will vote your Shares for the Board’s nominees unless you instruct otherwise. If a nominee is unable to serve as a director, your proxy holder may vote for any substitute nominee proposed by the Board.

PROPOSAL NO. 1

NOMINEES FOR ELECTION TO THE BOARD

The following candidates are nominated by the Board based on the recommendation of the CNGC. They have held the positions shown for at least five years unless otherwise noted. They were selected on the basis of outstanding achievement in their professional careers; broad experience; wisdom; personal and professional integrity; ability to make independent, analytical inquiries; experience with and understanding of the business environment; and willingness to devote adequate time to Board duties. The Board is committed to diversified membership. In selecting nominees, the Board does not discriminate on the basis of race, color, national origin, gender, religion, disability, or sexual preference.

Aida M. Alvarez, 56

Ms. Alvarez is the former Administrator of the U. S. Small Business Administration and was a member of President Clinton’s Cabinet from 1997 to 2001. She was the founding Director of the Office of Federal Housing Enterprise Oversight, the financial regulator of Fannie Mae and Freddie Mac, from 1993 to 1997. Ms. Alvarez was a vice president in public finance at First Boston and Bear Stearns prior to 1993. She is presently a director for UnionBanCal Corporation and a former director for Pacificare Health Systems, Inc. Ms. Alvarez also serves on the diversity advisory board for Deloitte & Touche LLP.

James W. Breyer, 44

Mr. Breyer is a Managing Partner of Accel Partners, a venture capital firm. He also serves as a director of RealNetworks, Inc. and several private companies. Mr. Breyer has been a member of the Board since 2001.

M. Michele Burns, 48

Ms. Burns is the Executive Vice President and CFO of Marsh and McLennan Companies, Inc., a global professional services and consulting firm, which she joined in March 2006. She is the former Executive Vice President, CFO, and Chief Restructuring Officer of Mirant Corporation, an energy company, where she served from April 2004 to December 2005. She served as the Executive Vice President and CFO of Delta Air Lines, Inc., an air carrier, from August 2000 through April 2004. She also serves as a director of Cisco Systems, Inc. Ms. Burns has been a member of the Board since 2003.

James I. Cash, Jr., Ph.D., 58

Dr. Cash is the retired James E. Robison Professor of Business Administration at Harvard Business School, where he served from July 1976 to October 2003. Dr. Cash also served as the Senior Associate Dean and Chairman of HBS Publishing while at the Harvard Business School. Dr. Cash serves as a director of The Chubb Corporation, General Electric Company, Phase Forward Inc., and Microsoft Corporation.

Douglas N. Daft, 63

Mr. Daft is the retired Chairman and CEO of The Coca-Cola Company, a beverage manufacturer, where he served in that capacity from February 2000 until May 2004 and in various other capacities since 1969. Mr. Daft serves as a director of The McGraw Hill Companies, Inc. Mr. Daft has been a member of the Board since January 2005.

David D. Glass, 70

Mr. Glass is the Chairman of the Executive Committee of the Board and has served in this position since February 2000. Mr. Glass served as Wal-Mart’s President and CEO from January 1988 to January 2000. Mr. Glass has been a member of the Board since 1977.

Roland A. Hernandez, 48

Mr. Hernandez is the retired Chairman and CEO of Telemundo Group, Inc., a Spanish-language television station company, where he served from August 1998 to December 2000. From March 1995 to August 1998, he served as President and CEO of Telemundo Group, Inc. He serves as a director of MGM Mirage, Lehman Brothers Holdings, Inc., The Ryland Group, Inc., and Vail Resorts, Inc. Mr. Hernandez has been a member of the Board since 1998.

H. Lee Scott, Jr., 57

Mr. Scott is the President and CEO of Wal-Mart and has served in that position since January 2000. Prior to this appointment, he held other positions with Wal-Mart since joining the Company in September 1979, including: Vice Chairman and Chief Operating Officer, from January 1999 to January 2000, and Executive Vice President and President and CEO, Wal-Mart Stores Division, from January 1998 to January 1999. He has been a member of the Board since 1999.

Jack C. Shewmaker, 68

Mr. Shewmaker is the President of J-COM, Inc., a consulting company, and he is a rancher. He is also a former Wal-Mart executive who retired in 1988. Mr. Shewmaker has been a member of the Board since 1977.

Jim C. Walton,* 58

Mr. Walton is the Chairman and CEO of Arvest Bank Group, Inc., a group of banks operating in the states of Arkansas, Missouri, and Oklahoma. Mr. Walton also serves as Chairman of Community Publishers, Inc. which operates newspapers in Arkansas, Missouri, and Oklahoma. Mr. Walton has been a member of the Board since September 28, 2005.

S. Robson Walton,* 61 Mr. Walton is the Chairman of Wal-Mart and has been a member of the Board since 1978.

Christopher J. Williams, 48

Mr. Williams is the Chairman and CEO of The Williams Capital Group, L.P., an investment bank. Since 2002, he has also served as the Chairman and CEO of Williams Capital Management, LLC, an investment management firm. He also serves as a director of Harrah’s Entertainment, Inc. Mr. Williams has been a member of the Board since 2004.

Linda S. Wolf, 58

Ms. Wolf is the former Chairman and CEO of Leo Burnett Worldwide, Inc., an advertising agency and division of Publicis Groupe S.A. Ms. Wolf served in various positions with Leo Burnett Worldwide, Inc. and its predecessors from 1978 to April 2006. She serves as a trustee for investment companies advised by the Janus Capital Group, Inc. Ms. Wolf has been a member of the Board since 2005.

*	S. Robson Walton and Jim C. Walton are brothers.

The Board recommends that the shareholders vote FOR all nominees for election to the Board.

DIRECTOR INDEPENDENCE

Pursuant to the NYSE Listed Company Manual, Wal-Mart is required to have a majority of independent directors on its Board. In addition, the Audit Committee and CNGC must be composed solely of Independent Directors. The NYSE Listed Company Manual defines specific relationships that would disqualify a director from being independent and further requires that for a director to qualify as “independent” the Board must affirmatively determine that the director has no material relationship with the Company.

As permitted by the NYSE Listed Company Manual, the Board determined categorically that one or more of the relationships within the Categorical Standards described below will not be considered to be material relationships that impair a director’s independence:

(1) The director, an entity with which a director is affiliated, or one or more members of the director’s immediate family, purchased property or services from Wal-Mart in retail transactions on terms generally available to other Associates during Wal-Mart’s last fiscal year;

(2) The director or one or more members of the director’s immediate family owns or has owned during the entity’s last fiscal year, directly or indirectly, 5 percent or less of an entity that has a business relationship with Wal-Mart;

(3) The director or one or more members of the director’s immediate family owns or has owned during the entity’s last fiscal year, directly or indirectly, more than 5 percent of an entity that has a business relationship with Wal-Mart so long as the amount paid to or received from Wal-Mart during the entity’s last fiscal year accounts for less than $1,000,000 or, if greater, 1 percent of the entity’s consolidated gross revenues for that entity’s last fiscal year;

(4) The director or one or more members of the director’s immediate family, is a director or trustee or was a director or trustee of an entity during the entity’s last fiscal year that has a business or charitable relationship with Wal-Mart and that made payments to, or received from, Wal-Mart during the entity’s last fiscal year an amount representing less than $5,000,000 or, if greater, 5 percent of the entity’s consolidated gross revenues for that entity’s last fiscal year;

(5) Wal-Mart paid to, employed, or retained one or more members of the director’s immediate family for compensation not exceeding $60,000 during Wal-Mart’s last fiscal year;

(6) The director or a member of the director’s immediate family is, or has been during the entity’s last fiscal year, an executive officer or employee of an entity that made payments to, or received payments from, Wal-Mart during the entity’s last fiscal year that account for less than $1,000,000 or, if greater, 1 percent of the entity’s consolidated gross revenues for that entity’s last fiscal year; or

(7) The director or one or more members of the director’s immediate family received from Wal-Mart, during Wal-Mart’s last fiscal year, personal benefits having an aggregate value of less than $5,000.

In developing the Categorical Standards, the Board considered that: 1) directors (or their immediate family members) regularly purchase items at Wal-Mart’s stores, Neighborhood Markets, and SAM’S CLUBs; 2) directors (or their immediate family members) may hold minor investments in companies that do business with Wal-Mart; 3) directors (or their immediate family members) may hold more than a minor investment in companies that do business with Wal-Mart, but the amount of business done with Wal-Mart is immaterial; 4) directors (or their immediate family members) may serve on the board of commercial or charitable entities with immaterial relationships with Wal-Mart; 5) directors may have immediate family members employed by Wal-Mart in positions earning $60,000 per year or less; 6) directors (or their immediate family members) may be officers or employees of companies that receive payments from Wal-Mart or its affiliates that account for less than $1,000,000 or, if greater, 1 percent of such company’s gross revenues; and 7) that former officers who are directors (or their immediate family members) may continue to receive from Wal-Mart certain residual benefits from their service with the Company.

Our Board has determined that the following directors are Independent Directors under the independence standards set forth by the NYSE Listed Company Manual: James W. Breyer, M. Michele Burns, Douglas N. Daft, Roland A. Hernandez, John D. Opie, J. Paul Reason, Jack C. Shewmaker, José H. Villarreal, Christopher J. Williams, and Linda S. Wolf. Furthermore, the Board determined that director-nominees, Aida M. Alvarez and James I. Cash, Jr., are independent under the NYSE Listed Company Manual independence standards. In making these determinations, the Board found that the current Independent Directors standing for election, Ms. Alvarez, and Dr. Cash do not have a material or other disqualifying relationship with Wal-Mart.

COMPENSATION OF THE NON-MANAGEMENT DIRECTORS

Annual Director Compensation

The base compensation for Non-Management Directors upon their election to the Board on June 3, 2005, consisted of a Share award and an annual retainer. The award of Shares with a market value on the date of grant of $140,000 was paid upon election either in Shares or deferred in stock units under the Director Compensation Plan, as elected by the Non-Management Director. The annual retainer of $60,000 was payable in arrears in equal quarterly installments commencing after the 2005 Annual Shareholders’ Meeting and was taken in cash, Shares, deferred in stock units under the Director Compensation Plan, or deferred to an interest-credited account under the Director Compensation Plan, as elected by the director. The interest rate on the interest bearing account was approved by the CNGC based on the mid-term rate on ten-year Treasury notes plus 270 basis points and was 6.95 percent for the calendar year ended December 31, 2005 and increased to 7.07 percent for calendar year ending December 31, 2006, based on the formula provided in the Director Compensation Plan.

The Board committee chairs also received a chair retainer for the additional time required for Board committee business. The retainer for the Audit Committee chair was $25,000, the retainer for the CNGC chair was $15,000, and the retainer for the SPFC chair was $15,000. The chair retainers were payable in arrears in equal quarterly installments, and were taken in cash, Shares, deferred in stock units under the Director Compensation Plan, or deferred in an interest-credited account under the Director Compensation Plan, as elected by the Board committee chair.

Pursuant to the CNGC charter, director compensation is reviewed annually by the CNGC, which recommends to the Board the annual compensation for the directors. Consistent with Wal-Mart’s Executive Officer compensation philosophy, the total compensation for the directors and Board committee chairs upon election in fiscal 2006 placed them in the top quartile of the Peer Group Survey and mid-way between the median to the top quartile for the Top 50. Despite an increase in director compensation in the Peer Group Survey and the Top 50, the total compensation approved by the Board for directors upon their election on June 2, 2006, will remain at $200,000 and will be granted to directors in the same composition as described above. The committee chair retainers will also remain at the amounts described above.

The compensation paid to the Non-Management Directors during fiscal 2006 is described in the table below.

Director	Annual Retainer ($) (1)	Share Award (2)		All Other Compensation ($) (3)
James W. Breyer	73,750	2,957		N/A
M. Michele Burns	60,000	2,957		4,824
Douglas N. Daft	59,167	2,957		3,508
Roland A. Hernandez	82,500	2,957		9,275
John D. Opie	60,000	2,957		N/A
J. Paul Reason	60,000	2,957		5,739
Jack C. Shewmaker	60,000	2,957		1,565	(4)
José H. Villarreal	73,750	2,957		5,049
Jim C. Walton	15,489	2,006	(5)	N/A
John T. Walton (6)	29,506	2,957		N/A
Christopher J. Williams	60,000	2,957		2,324
Linda S. Wolf	34,615	2,957		3,041

(1)	The column includes the Board committee chair retainers for the Board committee chairs.

(2)	The number of Shares granted to each director was based on a Share price of $47.35, which was the closing price of Shares on the NYSE on the grant date of June 3, 2005.

(3)	The amounts in this column include Company-paid travel expenses for guests of the Non-Management Directors for the November 2006 quarterly Board meeting in Puerto Rico and the 2005 Annual Shareholders’ Meeting. In addition, the Company paid such Non-Management Directors an amount equal to the income taxes attributed to the travel expenses for the guest.

(4)	The column does not include the value of the monitoring of a home security system and long-distance telephone service that Mr. Shewmaker received pursuant to a contract that was entered into when he retired as a Senior Officer in 1988. The amounts received under this contract were less than $5,000 and do not affect Mr. Shewmaker’s independence, pursuant to Categorical Standard No. 1.

(5)	Jim C. Walton’s Share award was prorated because he was appointed to the Board after the election of directors on September 28, 2005.

(6)	John T. Walton passed away on June 27, 2005.

Director Stock Ownership Guidelines

On June 5, 2003, the Board adopted stock ownership guidelines for the Non-Management Directors. Each Non-Management Director must own, within five years from election or appointment to the Board, an amount of Shares, restricted stock, or stock units having a value equal to five times the annual retainer component of the Non-Management Director’s compensation approved by the Board in the year the director was elected or appointed. Non-Management Directors who began serving prior to June 5, 2003, are required to own, within five years from June 5, 2003, $300,000 worth of Shares, restricted stock, or stock units.

BOARD MEETINGS

The Board held four regular meetings and three telephonic meetings during fiscal 2006 to review significant developments affecting the Company, engage in strategic planning, and act on matters requiring Board approval. For fiscal 2006, each director attended at least 75 percent of the Board meetings and the meetings of Board committees on which he or she served.

BOARD COMMITTEES

Committee	Members in Fiscal 2006	Functions and Additional Information	Number of Meetings in Fiscal 2006

Audit Committee	M. Michele Burns (1) Roland A. Hernandez (2) J. Paul Reason Christopher J. Williams	• Reviews financial reporting, policies, procedures, and internal controls of Wal-Mart • Appoints independent accountants • Pre-approves audit, audit-related, and non-audit services to be performed by the Company’s independent accountants • Reviews related-party transactions • Reviews the Company’s policies, processes, and procedures regarding compliance with applicable laws and regulations and the statements of ethics • The Board has determined that the members are “independent” as defined by Section 10A(m)(3) of the Exchange Act and the NYSE Listed Company Manual	7

Compensation, Nominating and Governance Committee	Douglas N. Daft John D. Opie José H. Villarreal (2) Linda S. Wolf

•   In consultation with the Company’s CEO, approves the total compensation of the non-director Executive Officers

•   Reviews and approves the total compensation of the inside directors

•   Reviews and makes recommendations to the Board regarding the compensation of the Non-Management Directors

•   Sets the interest rates applicable to the Deferred Compensation Plan and the Director Compensation Plan

•   Sets and verifies the attainment of performance goals under performance-based plans

•   Reviews salary and benefits issues for the Company

•   Reviews and provides guidance regarding the Company’s reputation

•   Oversees corporate governance issues

			8

•   Identifies, evaluates, and recommends candidates to the Board for nomination for election or appointment to the Board

•   Reviews and makes recommendations to the Board regarding director independence

•   The Board has determined that the members are “independent” under NYSE Listed Company Manual

Executive Committee (3)	David D. Glass (2) H. Lee Scott, Jr. S. Robson Walton	• Implements policy decisions of the Board • Acts on the Board’s behalf between Board meetings	N/A (4)

Stock Option Committee (3)	David D. Glass H. Lee Scott, Jr. (2) S. Robson Walton	• Administers Wal-Mart’s equity compensation plans for Associates who are not directors or Executive Officers	1

Strategic Planning and Finance Committee (3)	James W. Breyer (2) Jack C. Shewmaker Jim C. Walton (5) John T. Walton (6)	• Reviews and analyzes financial matters • Oversees long-range strategic planning • Reviews and recommends a dividend policy to the Board • Reviews and recommends the annual budget to the Board	5

(1)	M. Michele Burns resigned from the Audit Committee, effective February 20, 2006, prior to her appointment as an executive officer of Marsh and McLennan Companies, Inc., due to certain consulting relationships between the companies. Ms. Burns was appointed to the CNGC, effective March 2, 2006.

(2)	Board committee chair.

(3)	Thomas C. Coughlin resigned from the Board on March 25, 2005.

(4)	The EC acted by unanimous written consent 35 times during fiscal 2006.

(5)	Jim C. Walton was appointed to the Board and the SPFC on September 28, 2005.

(6)	John T. Walton, a member of the SPFC, passed away on June 27, 2005.

CORPORATE GOVERNANCE

BOARD AND COMMITTEE GOVERNING DOCUMENTS

The Board has adopted Corporate Governance Guidelines, and the Audit Committee, the CNGC, the EC, the SOC, and the SPFC have adopted charters, which you may review on the corporate Web site at www.walmartstores.com in the Corporate Governance section of the Investors Web site. In addition, these documents are available in print at no charge to any shareholder who requests a copy from Wal-Mart’s Investor Relations Department by following the instructions on the Investors Web site or by writing to the Investor Relations Department at: Wal-Mart Stores, Inc., Investor Relations Department, 702 Southwest 8th Street, Bentonville, Arkansas 72716-0100.

COMMUNICATIONS WITH THE BOARD

The Board welcomes communications from shareholders. Shareholders may write to the Board at:

Wal-Mart Stores, Inc. Board of Directors

c/o J. Michael Bradshaw, Senior Liaison to the Board of Directors

702 Southwest 8th Street

Bentonville, Arkansas 72716-0215

Shareholders also may e-mail the Board at directors@wal-mart.com. Any communications to the Independent Directors may be e-mailed to independentdirectors@wal-mart.com. Communications with the Non-Management Directors may be e-mailed to nonmanagementdirectors@wal-mart.com, and communications with individual directors should be addressed to the full name of the director as listed in this proxy statement followed by “@wal-mart.com.” For example, shareholders may e-mail S. Robson Walton, Chairman, by e-mailing srobsonwalton@wal-mart.com.

A company of Wal-Mart’s size receives a large number of inquiries regarding a wide range of subjects each day. As a result, the Board is not able to respond to all shareholder inquiries directly. Therefore, the Board, in consultation with the Company, has developed a process to assist it with managing inquiries directed to the Board.

Letters and e-mails directed to the Board, Independent Directors, and Non-Management Directors are reviewed by the Company to determine whether a response on behalf of the Board is appropriate. While the Board oversees management, it does not participate in day-to-day management functions or business operations and is not normally in the best position to respond to inquiries with respect to those matters. Thus, the Company will direct those types of inquiries to the appropriate Associate for a response. Responses to letters and e-mails by the Company on behalf of the Board, Independent Directors, or Non-Management Directors are maintained by the Company and are available for any director’s review.

If a response on behalf of the Board, Independent Directors, or Non-Management Directors is appropriate, the Company gathers any information and documentation necessary for answering the inquiry and provides the information and documentation as well as a proposed response to the appropriate director. The Company also may attempt to communicate with the shareholder for any necessary clarification. S. Robson Walton, Wal-Mart’s Chairman, reviews and approves responses on behalf of the Board, and José H. Villarreal, Wal-Mart’s presiding director, reviews and approves the responses on behalf of the Independent Directors and Non-Management Directors. In certain situations, Mr. Walton or Mr. Villarreal may respond directly to a shareholder’s inquiry.

For inquiries forwarded to individual directors, each director has provided instructions for responding to those inquiries. Currently, all directors have requested that the Company review letters and e-mails, gather any information or documentation necessary to respond to the inquiry, and propose a response. The director will review the proposed response and either direct the Company to send such response on behalf of the director, or the director may choose to respond directly to the shareholder.

Certain circumstances may require that the Board depart from the procedures described above, such as the receipt of threatening letters or e-mails or voluminous inquiries with respect to the same subject matter. The Board, nevertheless, does consider shareholder questions and comments important and endeavors to respond promptly and appropriately.

PRESIDING DIRECTOR

José H. Villarreal currently serves as the presiding director of executive sessions of the Non-Management Directors and Independent Directors. Upon the conclusion of Mr. Villarreal’s term in June 2006, the Board will appoint another Independent Director to preside over the executive sessions of Non-Management Directors and Independent Directors.

NOMINATION PROCESS FOR DIRECTOR CANDIDATES

The CNGC is, among other things, responsible for identifying and evaluating potential candidates and recommending candidates to the Board for nomination. The CNGC is governed by a written charter, a copy of which can be found in the Corporate Governance section of the Investors Web site of Wal-Mart’s corporate Web site at www.walmartstores.com.

The CNGC regularly reviews the composition of the Board and whether the addition of directors with particular experiences, skills, or characteristics would make the Board more effective. When a need arises to fill a vacancy or it is determined that a director possessing particular experiences, skills, or characteristics would make the Board more effective, the CNGC initiates a search. As a part of the search process, the CNGC may consult with other directors and Senior Officers, and may hire a search firm to assist in identifying and evaluating potential candidates.

The CNGC has retained SpencerStuart as its director candidate search consultant. In that capacity, SpencerStuart seeks out candidates who have the experiences, skills, and characteristics that the CNGC has determined are necessary to serve as a member of the Board. SpencerStuart researches the background of all candidates, conducts extensive interviews with candidates and their references, and then presents the most qualified candidates to the CNGC and the Company’s management.

When considering a candidate, the CNGC reviews the candidate’s experiences, skills, and characteristics. The Committee also considers whether a potential candidate will otherwise qualify for membership on the Board, and whether the potential candidate would likely satisfy the independence requirements of the NYSE.

Candidates are selected on the basis of outstanding achievement in their professional careers, broad experience, wisdom, personal and professional integrity, their ability to make independent, analytical inquiries, and their experience with and understanding of the business environment. With respect to the minimum experiences, skills, or characteristics necessary to serve on the Board, the CNGC will only consider candidates who:

(1)	Have the experiences, skills, and characteristics necessary to gain a basic understanding of:

a.	The principal operational and financial objectives and plans of the Company,

b.	The results of operations and financial condition of the Company and of any significant subsidiaries or business segments, and

c.	The relative standing of the Company and its business segments in relation to its competitors;

(2)	Have a perspective that will enhance the Board’s strategic discussions; and

(3)	Are capable of and committed to devoting adequate time to Board duties and are available to attend the regularly-scheduled Board and committee meetings.

In addition, at least a majority of the Board must be independent as determined by the Board under the guidelines of the NYSE Listed Company Manual, and at least one member of the Board should have the qualifications and skills necessary to be considered an “Audit Committee Financial Expert” as that term is defined in Item 401(h)(2) of Regulation S-K, promulgated by the SEC.

All potential candidates are interviewed by Wal-Mart’s Chairman, Wal-Mart’s CEO, and the chair of the CNGC, and may be interviewed by other directors and Senior Officers as desired and as schedules permit. The CNGC then meets to consider and approve the final candidates, and either makes its recommendation to the Board to fill a vacancy, add an additional member, or recommends a slate of candidates to the Board for nomination for election to the Board. The selection process for candidates is intended to be flexible, and the CNGC, in the exercise of its discretion, may deviate from the selection process when particular circumstances warrant a different approach.

Jim C. Walton was appointed to the Board on September 28, 2005, and Aida M. Alvarez and James I. Cash, Jr. are not currently serving on the Board. Ms. Alvarez and Dr. Cash have been nominated for election to the Board at the 2006 Annual Shareholders’ Meeting and were recommended to the CNGC by Wal-Mart’s Chairman, Wal-Mart’s CEO, Non-Management Directors, SpencerStuart, and other Executive Officers.

S. Robson Walton and Jim C. Walton are members of a group that beneficially own more than five percent of the Shares. Any participation by them in the nomination process was considered to be in their capacities as directors of the Company and not as recommendations from security holders that beneficially own more than five percent of the Shares.

Shareholders may recommend candidates by writing to:

Wal-Mart Stores, Inc. Board of Directors

c/o J. Michael Bradshaw, Senior Liaison to the Board of Directors

702 Southwest 8th Street

Bentonville, Arkansas 72716-0215

The recommendation must include the following information:

(1)	The candidate’s name and business address;

(2)	A resume or curriculum vitae describing the candidate’s qualifications, which clearly indicates that he or she has the minimum experiences, skills, and qualifications that the CNGC has determined are necessary to serve as a director;

(3)	A statement as to whether or not, during the past ten years, the candidate has been convicted in a criminal proceeding (excluding traffic violations) and, if so, the dates, the nature of the conviction, the name or other disposition of the case, and whether the individual has been involved in any other legal proceeding during the past five years;

(4)	A statement from the candidate that he or she consents to serve on the Board if elected; and

(5)	A statement from the person submitting the candidate that he or she is the registered holder of Shares, or if the shareholder is not the registered holder, a written statement from the “record holder” of the Shares (usually a broker or bank) verifying that at the time the shareholder submitted the candidate that he or she was a beneficial owner of Shares.

All candidates nominated by a shareholder pursuant to the requirements above will be submitted to the CNGC for its review, which may include an analysis of the candidate from the Company’s management.

AUDIT COMMITTEE REPORT

During fiscal 2006, Wal-Mart’s Audit Committee consisted of four directors, each of whom has been determined by the Board of Directors to be “independent” as defined in the current NYSE Listed Company Manual and the applicable rules of the SEC. The members of the Audit Committee, during fiscal 2006, were M. Michele Burns (who resigned from the Audit Committee, effective February 20, 2006); Roland A. Hernandez, the chair of the Audit Committee; J. Paul Reason; and Christopher J. Williams. The Audit Committee is governed by a written charter adopted by the Board. A copy of the current Audit Committee charter is available on Wal-Mart’s corporate Web site at www.walmartstores.com in the Corporate Governance section of the Investors Web site.

Wal-Mart’s management is responsible for Wal-Mart’s internal controls over financial reporting, including the preparation of Wal-Mart’s consolidated financial statements. Wal-Mart’s independent auditor is responsible for auditing Wal-Mart’s annual consolidated financial statements in accordance with generally accepted auditing standards. The independent auditor is also responsible for issuing a report on those financial statements and an attestation report on management’s assessment of Wal-Mart’s internal controls over financial reporting. The Audit Committee monitors and oversees these processes. The Audit Committee is responsible for selecting, engaging, and overseeing Wal-Mart’s independent auditor, which is E&Y.

As part of the oversight processes, the Audit Committee regularly meets with management of the Company, the Company’s independent auditor, and the Company’s internal auditors. The Audit Committee often meets with each of these groups separately in closed sessions. Throughout the year, the Audit Committee had full access to management, and the independent and internal auditors for the Company. To fulfill its responsibilities, the Audit Committee did, among other things, the following:

•	Reviewed and discussed with Wal-Mart’s management and the independent auditor Wal-Mart’s audited consolidated financial statements for fiscal 2006;

•	Reviewed management’s representations that those consolidated financial statements were prepared in accordance with generally accepted accounting principles and fairly present the results of operations and financial position of the Company;

•	Discussed with the independent auditor the matters required by Statement on Auditing Standards 61, as modified or supplemented, and SEC rules, including matters related to the conduct of the audit of Wal-Mart’s consolidated financial statements;

•	Received written disclosures and the letter from the independent auditor required by Independence Standards Board Standard No. 1 relating to E&Y’s independence from Wal-Mart and discussed with E&Y its independence from Wal-Mart;

•	Based on the discussions with management and the independent auditor, the independent auditor’s disclosures and letter to the Audit Committee, the representations of management and the report of the independent auditor, recommended to the Board that Wal-Mart’s audited annual consolidated financial statements for fiscal 2006 be included in Wal-Mart’s Annual Report on Form 10-K for fiscal 2006, for filing with the SEC;

•	Reviewed all audit and non-audit services performed for Wal-Mart by E&Y and considered whether E&Y’s provision of non-audit services was compatible with maintaining its independence from Wal-Mart;

•	Selected and engaged E&Y as Wal-Mart’s independent auditor to audit and report on the annual consolidated financial statements of Wal-Mart to be filed with the SEC prior to Wal-Mart’s Annual Shareholders’ Meeting to be held in calendar year 2007;

•	Monitored the progress and results of the testing of internal controls over financial reporting pursuant to Section 404 of SOX, reviewed a report from management and internal audit regarding the design, operation and effectiveness of internal controls over financial reporting, and reviewed an attestation report from E&Y regarding the effectiveness of internal controls over financial reporting; and

•	Received reports from management regarding the Company’s policies, processes, and procedures regarding compliance with applicable laws and regulations and the Statement of Ethics, all in accordance with the Audit Committee’s charter.

The Audit Committee submits this report:

M. Michele Burns

Roland A. Hernandez, chair

J. Paul Reason

Christopher J. Williams

AUDIT COMMITTEE FINANCIAL EXPERT

Wal-Mart’s Board has determined that Roland A. Hernandez and Christopher J. Williams are “Audit Committee Financial Experts” as that term is defined in Item 401(h)(2) of Regulation S-K, promulgated by the SEC, and are “independent” under Section 10A(m)(3) of the Exchange Act and the requirements set forth in the NYSE Listed Company Manual. During fiscal 2006, the Board designated M. Michele Burns as the Audit Committee Financial Expert.

AUDIT COMMITTEE SERVICE

Roland A. Hernandez, who is the chair of the Audit Committee, currently serves on the audit committees of three other public companies and serves as the Chairman of one such other public company’s audit committee. The Board has determined that such service does not impair the ability of Mr. Hernandez to serve effectively on the Audit Committee.

AUDIT COMMITTEE PRE-APPROVAL POLICY

To ensure the independence of the Company’s independent accountant and to comply with applicable securities laws, listing standards, and the Audit Committee charter, the Audit Committee is responsible for reviewing, deliberating and, if appropriate, pre-approving all audit, audit-related, and non-audit services to be performed by the Company’s independent accountants. For that purpose, the Audit Committee has established a policy and related procedures regarding the pre-approval of all audit, audit-related, and non-audit services to be performed by the Company’s independent accountant (the “Pre-Approval Policy”).

The Pre-Approval Policy provides that the Company’s independent accountant may not perform any audit, audit-related, or non-audit service for the Company, subject to those exceptions that may be permitted by applicable law, unless: (1) the service has been pre-approved by the Audit Committee or (2) the Company engaged the independent accountant to perform the service pursuant to the pre-approval provisions of the Pre-Approval Policy. In addition, the Pre-Approval Policy prohibits the Audit Committee from pre-approving certain non-audit services that are prohibited from being performed by the Company’s independent accountant by applicable securities laws. The Pre-Approval Policy also provides that the corporate controller will periodically update the Audit Committee as to services provided by the independent accountant. With respect to each such service, the independent accountant provides detailed back-up documentation to the Audit Committee and the corporate controller.

Pursuant to its Pre-Approval Policy, the Audit Committee has pre-approved certain categories of services to be performed by the independent accountant and a maximum amount of fees for each category. The Audit Committee annually re-assesses these service categories and the associated fees. Individual projects within the approved service categories have been pre-approved only to the extent that the fees for each individual project do not exceed a specified dollar limit, which amount is re-assessed annually. Projects within a pre-approved service category with fees in excess of the specified fee limit for individual projects may not proceed without the specific prior approval of the Audit Committee (or a member to whom pre-approval authority has been delegated). In addition, no project within a pre-approved service category will be considered to have been pre-approved by the Audit Committee if the project causes the maximum amount of fees for the service category to be exceeded, and the project may only proceed with the prior approval of the Audit Committee (or a member to whom pre-approval authority has been granted) to increase the aggregate amount of fees for the service category.

At least annually, the Audit Committee designates a member of the Audit Committee to whom it delegates its pre-approval responsibilities. That member has the authority to approve interim requests as set forth above within the defined, pre-approved service categories, as well as interim requests to engage the Company’s independent accountant for services outside the Audit Committee’s pre-approved service categories. The member has the authority to pre-approve any audit, audit-related, or non-audit service that falls outside the pre-approved service categories, provided that the member determines that the service would not compromise the independent accountant’s independence and the member informs the Audit Committee of his or her decision at the Audit Committee’s next regular meeting.

CODE OF ETHICS FOR THE CEO AND SENIOR FINANCIAL OFFICERS

You may review Wal-Mart’s Code of Ethics for the CEO and Senior Financial Officers on Wal-Mart’s corporate Web site at www.walmartstores.com in the Corporate Governance section of the Investors Web site. A description of any substantive amendment or waiver of Wal-Mart’s Code of Ethics for the CEO and Senior Financial Officers will be disclosed on Wal-Mart’s corporate Web site at www.walmartstores.com in the Corporate Governance section of the Investors Web site for a period of 12 months after the amendment or waiver. Wal-Mart’s Code of Ethics for the CEO and Senior Financial Officers supplements the Statement of Ethics, which is applicable to all Associates and is available on Wal-Mart’s corporate Web site at www.walmartstores.com in the Corporate Governance section of the Investors Web site. A copy of Wal-Mart’s Code of Ethics for the CEO and Senior Financial Officers and Statement of Ethics are also available in print at no charge to any shareholder who requests a copy from the Wal-Mart Investor Relations Department by following the instructions on the Investors Web site or by writing to the Investor Relations Department at: Wal-Mart Stores, Inc., Investor Relations Department, 702 Southwest 8th Street, Bentonville, Arkansas 72716-0100.

BOARD ATTENDANCE AT ANNUAL SHAREHOLDERS’ MEETINGS

The Board has adopted a policy stating that all directors are expected to attend annual shareholders’ meetings. While the Board understands that there may be situations that prevent a director from attending an annual shareholders’ meeting, the Board strongly encourages all directors to make attendance at all annual shareholders’ meetings a priority. All directors nominated by the Board for election to the Board in 2005, as well as all directors who did not stand for re-election, attended the 2005 Annual Shareholders’ Meeting.

SUBMISSION OF SHAREHOLDER PROPOSALS

If you want to present a proposal for possible inclusion in the Company’s 2007 proxy statement pursuant to the SEC’s rules, send the proposal to Jeffrey J. Gearhart, Vice President and General Counsel, Corporate Division, and Assistant Secretary, 702 Southwest 8th Street, Bentonville, Arkansas 72716-0215, by registered, certified, or express mail. Shareholder proposals must be received on or before Friday, December 15, 2006.

Shareholders who want to bring business before the 2006 Annual Shareholders’ Meeting other than through a shareholder proposal pursuant to the SEC’s rules must notify the Secretary of the Company in writing and provide the information required by the provision of the Bylaws dealing with shareholder proposals. The notice must be delivered to or mailed and received at the principal executive offices of the Company not less than 75 nor more than 100 days prior to the date of the 2006 Annual Shareholders’ Meeting, unless less than 85 days’ notice or public disclosure of that date is given or made, in which case the shareholder’s notice must be received by the close of business on the tenth day after the notice or public disclosure of the date of the 2006 Annual Shareholders’ Meeting is made or given. The requirements for such notice are set forth in the Bylaws, a copy of which can be found in the Corporate Governance section of the Investors Web site of Wal-Mart’s corporate Web site at www.walmartstores.com. In addition, the Bylaws were filed as an exhibit to the Current Report on Form 8-K of the Company dated March 8, 2005.

OTHER MATTERS

The Company is not aware of any other matters that will be considered at the 2006 Annual Shareholders’ Meeting. If any other matters are properly raised at the 2006 Annual Shareholders’ Meeting, the proxy holders will vote the Shares as to which they hold proxies at their discretion.

EXECUTIVE COMPENSATION

COMPENSATION, NOMINATING AND GOVERNANCE COMMITTEE

REPORT ON EXECUTIVE COMPENSATION

The Company’s executive compensation program is designed to:

•	Provide fair, competitive compensation to Executive Officers based on their performance and contributions to the Company,

•	Provide incentives to attract and retain key executives,

•	Instill a long-term commitment to the Company, and

•	Develop a sense of Company ownership,

all in a manner consistent with shareholder interests.

Committee:    The four members of the CNGC, during fiscal 2006, were Douglas N. Daft; John D. Opie; José H. Villarreal, the chair of the CNGC; and Linda S. Wolf (appointed on June 3, 2005). The CNGC is governed by a written charter adopted by the Board. A copy of the current CNGC charter is available on Wal-Mart’s corporate Web site at www.walmartstores.com in the Corporate Governance section of the Investors Web site. The CNGC met eight times in fiscal 2006 to fulfill the functions under its charter.

The members of the CNGC have each been determined by the Board to be Independent Directors under the standards of the NYSE Listed Company Manual. The members are also “non-employee directors” for purposes of Section 16 and “outside directors,” as defined in Section 162(m) of the Internal Revenue Code.

Review of compensation:    The CNGC is responsible, according to its charter, for annually:

•	Reviewing and approving corporate goals and objectives relevant to the compensation of Wal-Mart’s CEO, Chairman, and the other Executive Officers who are directors; evaluating their performance in light of those goals and objectives; and based on this evaluation, establishing their total compensation;

•	Evaluating and approving, in consultation with the CEO, the compensation of the Executive Officers who are not directors; and

•	Reviewing the compensation of the members of the Executive Committee of the Company who are not Executive Officers.

The compensation package of all Executive Officers consists of three main components, which are reviewed and approved by the CNGC at least annually:

•	Base salary,

•	Annual incentive payments, and

•	Equity-based compensation.

The Company’s executive compensation package also includes the Deferred Compensation Plan, the Profit Sharing/401(k) plan, the SERP, the Stock Purchase Plan, a post-termination and non-compete agreement, and other perquisites and supplemental benefits. The CNGC considers the total compensation of each Executive Officer, including the CEO, as well as the allocation of compensation among base salary, annual incentive payments, and equity-based compensation.

Compensation Philosophy

Philosophy:    The CNGC’s philosophy is that a substantial portion of overall executive compensation should be at risk and tied to corporate performance. This philosophy focuses on the long-term interests of shareholders and seeks to align the interests of the Executive Officers with the Company’s continued growth and long-term performance goals. Generally, the CNGC places less emphasis on base salary and employee benefits than on annual performance-based incentive payments and equity-based compensation. The CNGC receives information from the Chairman, the CEO, and other Executive Officers regarding individual performance of Executive Officers and considers this information in approving total compensation and the allocation of compensation.

Base salary:    In approving base salaries of the Company’s Executive Officers, the CNGC considers the Company’s performance for the prior fiscal year and a subjective evaluation of each Executive Officer’s contribution to that performance. As measures of the Company performance for the year, the CNGC focuses primarily on net income, total sales, comparable store sales, return on shareholder equity, and other financial factors. The CNGC also considers other performance criteria, including diversity performance and operating performance in accordance with the business and ethical standards expected by Wal-Mart’s shareholders and the communities in which it operates. Base salary primarily rewards the Executive Officers’ individual performance in relation to Company performance.

Incentive and equity compensation:    The CNGC believes that a combination of annual incentive payments and equity awards strategically align the compensation of the Executive Officers with the overall short-term and long-term performance objectives of the Company. Incentive payments and equity awards implement the CNGC’s philosophy as follows:

•	Incentive payments under the Management Incentive Plan reward Executive Officers for achievement of the Company’s annual pre-tax profit and diversity objectives,

•	Stock options reward Executive Officers for long-term service to the Company through the appreciation of the Company’s Share price,

•	Performance shares reward long-term revenue growth and return on investment, and

•	Restricted stock rewards long-term service to the Company through the appreciation of the Company’s Share price and, when combined with a performance measure, such as revenue growth, rewards Company performance.

The CNGC seeks to relate the total compensation package for Executive Officers directly to the Company’s current and future success, which ultimately benefits the Company’s shareholders.

The CGNC determines the total compensation for each Executive Officer after subjectively evaluating: (1) the compensation provided to executives in comparable positions in companies in the Peer Group Survey and the Top 50, (2) the individual performance of the Executive Officer, and (3) the Company’s performance.

If maximum performance goals are achieved by the Company, the total compensation target approved by the CNGC would generally place the Executive Officers in the top quartile of the Peer Group Survey and would range from the median to the top quartile for the Top 50. Although the Peer Group Survey does not include all of the same companies that are included in the S&P 500 Retailing Index in the stock performance chart that appears below, the CNGC uses the data in the Peer Group Survey because it focuses on comparable companies, based on both size and industry. The CNGC granted the Executive Officers special awards of performance-based restricted stock during fiscal 2006 for retention purposes, which were not taken into consideration for purposes of comparison to the companies in the Peer Group Survey or the Top 50.

For information on compensation paid to executives in comparable positions in companies in the Peer Group Survey and the Top 50, the CNGC reviewed data prepared by outside compensation consultants. In approving compensation of the Executive Officers, the CNGC reviews and considers the allocation of total compensation (among salary, annual incentive payments, and equity compensation) paid by companies in the Peer Group Survey and the Top 50.

Stock Ownership Guidelines

The Board has approved stock ownership guidelines to help ensure that the CEO and members of the Executive Committee of the Company remain focused on the long-term interests of shareholders and the Company’s long-term goals. These guidelines are as follows:

•	By June 1, 2008, the Company’s CEO must own Shares or hold Shares under any Company benefit plan equal in market value to five times his annual base salary in effect on that date. For each year after June 1, 2008, Wal-Mart’s CEO must own Shares or hold Shares under any Company benefit plan equal in market value to five times his annual base salary in effect during that year.

•

In addition, each member of the Executive Committee of the Company must, within five years of June 1, 2003 or within five years of the date the Board first appoints him or her, own Shares or hold Shares under any Company benefit plan equal in market value to three times his or her annual base salary in effect at the end of the initial five-year compliance period. For each year thereafter, each member of the Executive Committee of the Company must own Shares or hold Shares under any Company benefit plan equal in market value to three times his or her annual base salary in effect during that year.

These guidelines are subject to modifications in situations involving dramatic and unexpected changes in the Share price or in other circumstances that the CNGC deems appropriate.

Compensation Plans

Management Incentive Plan:    Annual incentive payments are earned under the Management Incentive Plan, upon achievement of pre-established performance goals derived in accordance with the Management Incentive Plan. For fiscal 2006, annual incentive payments were based on improvements in pre-tax profits and diversity goals. Consistent with the CNGC’s philosophy, annual incentives are designed to reward achievement of annual performance objectives.

The CNGC assigned incentive levels as a percentage of base salary for achieving pre-established pre-tax profit goals for fiscal 2006. These incentive levels were tied respectively to achieving threshold and maximum performance objectives. Incentive payments ranging from a minimum of 40 percent of base salary at the threshold performance level to a high of 350 percent at the maximum level were payable to the Executive Officers under the Management Incentive Plan. Unless the CNGC otherwise provides when the performance measures and goals are established, if the Company fails to achieve its threshold performance goals, no incentive will be paid to any Executive Officer. However, the Management Incentive Plan requires the CNGC to make certain adjustments for extraordinary events or other situations so that results are computed on a comparable basis for each performance period. The CNGC also retains the right to reduce, eliminate, or increase any incentive payment for any individual or group, except that the amount of any incentive payment to a Named Executive Officer may not be increased.

With respect to pre-tax profits, performance goals were based on overall corporate performance. For divisional Executive Officers, performance goals were based equally on overall corporate performance and on performance of the Executive Officer’s division.

For fiscal 2006, the CNGC also established objective diversity goals under the Management Incentive Plan. The CNGC set diversity goals to motivate officers to achieve the Company’s diversity initiatives while adhering to the Company’s commitment to select the most qualified individual for each position. For fiscal 2006, an officer’s annual incentive payment could have been reduced by up to 15 percent for not achieving the Company’s diversity initiatives. Diversity is and has been a responsibility of Wal-Mart’s officers, and this potential reduction in the incentive payment under the Management Incentive Plan will ensure that Wal-Mart’s officers are held accountable for doing what they are supposed to do. No Executive Officer’s incentive payment was reduced because of the diversity goals in 2006.

For fiscal 2006, improvement in pre-tax profits did not exceed the maximum target pre-tax profits determined by the CNGC. Accordingly, Associates serving the total Company only received 86.63 percent of the maximum payout. With respect to the divisions, Associates in the Wal-Mart Stores Division received 70.45 percent of the maximum payout. Associates in the SAM’S CLUB Division received 84.89 percent of the maximum payout. Associates in the International Division received 73.41 percent of the maximum payout. The total amount of incentive payments made during fiscal 2007 under the Management Incentive Plan for the fiscal 2006 performance period was $226,310,590 of which the amount paid to Executive Officers was $10,781,630.

2005 Stock Incentive Plan:    The CNGC grants equity awards to Executive Officers, and the SOC establishes award levels and grants equity awards to other Associates eligible to receive equity awards. The 2005 Stock Incentive Plan provides many alternatives for granting time-based and performance-based equity. The types of equity that the CNGC has granted in the past include stock options, restricted stock, performance shares, and performance-based restricted stock. If the equity awards are performance-based, the 2005 Stock Incentive Plan requires the CNGC to make certain adjustments for extraordinary events or other situations so that results are computed on a comparable basis for each performance period.

Stock options:    Stock options generally have an exercise price equal to the closing price of a Share on the date of grant and have a ten-year term. Stock options typically vest in five equal annual installments, beginning one year from the date of grant. The CNGC generally awards total stock options to each Executive Officer based on a dollar amount divided by the stock option’s exercise price. Stock options were granted to the Executive Officers on January 5, 2006 and had an exercise price of $45.69 per Share.

Restricted stock:    Generally, grants of restricted stock are Shares granted with a time-based vesting schedule. The Executive Officers were granted performance-based restricted stock awards during fiscal 2006, which were made for retention purposes.

Performance-Based Restricted Stock:    During fiscal 2006, the CNGC awarded the Executive Officers performance-based restricted stock, for retention purposes, that has both performance-based and time-based vesting requirements. The performance component is based on a percentage increase in total gross revenue for the Company during fiscal 2007 compared to fiscal 2006. If the performance goal is met, the performance-based restricted stock, upon certification by the CNGC that the performance goal has been attained, will vest over time. The number of shares of performance-based restricted stock awarded and the vesting schedule were determined separately for each Executive Officer.

Performance Shares:    In January 2006, the CNGC continued the performance share program instituted in January 2005. Each Executive Officer was awarded performance shares for the performance cycle ending January 31, 2009. The number of performance shares that may ultimately vest will depend on the Company’s performance against two separate pre-established performance measures, average revenue growth and average return on investment, over the relevant performance cycle. If the Company meets the threshold performance goals, up to 100 percent of the performance shares will vest. If the Company exceeds the target performance goals, up to a maximum of 150 percent of the performance shares may vest. If the Company does not meet threshold performance goals, no performance shares will vest. The CNGC must certify that the performance goals were attained prior to the vesting of any performance shares.

The Company exceeded the threshold return on investment and revenue growth performance goals for the performance cycle ended January 31, 2006. As a result, 77.63 percent of the performance shares relating to that performance cycle vested and were paid out in March 2006.

Deferred Compensation Plan:    Under the Deferred Compensation Plan, all officers may defer up to 100 percent of their base salary and annual incentive awards under the Management Incentive Plan. Interest accrues on amounts deferred at an interest rate set annually by the CNGC, which is typically based on the mid-term rate on ten-year Treasury notes plus 2.70 percent. However, because of the uncertainty of the application of Internal Revenue Code Section 409A, which was enacted as part of the American Jobs Creation Act, the CNGC has not changed the interest rate for the previous two plan years. Accordingly, for the 2005 and 2006 Deferred Compensation Plan years, the interest rate remained at 6.95 percent. The interest rate for the 2007 Deferred Compensation Plan Year, which began on April 1, 2006 and will end on March 31, 2007, was set at 7.07 percent. The interest rate selected was the mid-term rate on ten-year Treasury notes determined as of the first business day of January 2006, plus 2.70 percent.

The Deferred Compensation Plan provides an incentive payment to reward participants who have remained with the Company ten or more consecutive full years beginning with the year the participant first made a deferral under the Deferred Compensation Plan. Specifically:

•	In the tenth year of continuous employment beginning with the year the participant first made a deferral under the Deferred Compensation Plan, the Company credits the deferral account with an increment equal to 20 percent of the sum of the principal amount of base salary and cash incentive payments deferred (taking into account a maximum amount equal to 20 percent of base salary) plus accrued interest on such amounts (“20 Percent Increment”) in each of the first six years of the executive’s deferrals.

•	In the eleventh and subsequent years, the 20 Percent Increment is credited based on the recognized amount deferred five years earlier, plus earnings thereon.

•	In addition, in the fifteenth year of continuous employment beginning with the year the participant first made a deferral under the Deferred Compensation Plan, the Company credits the deferral account with ten percent of the principal amount of base salary and cash incentive payments deferred (taking into account a maximum amount equal to 20 percent of base salary) plus accrued interest on such amount (“10 Percent Increment”) in each of the first six years of the participant’s deferrals.

•	In the sixteenth and subsequent years, the 10 Percent Increment is credited based on the amount deferred ten years earlier, plus earnings thereon.

As of March 31, 2006, 267 officers, including ten Executive Officers, were participating in the Deferred Compensation Plan. During the Deferred Compensation Plan year ended March 31, 2006, officers deferred an aggregate total of $10,910,669 in salary, $19,297,554 in annual incentive payments under the Management Incentive Plan, $809,094 in deferrals of restricted stock, and $5,910,539 in performance share deferrals. The aggregate total amount of all compensation deferred under the Deferred Compensation Plan by Executive Officers, as of March 31, 2006, including salary, incentive payments under the Management Incentive Plan, the 20 Percent and 10 Percent Increments, restricted stock deferrals, performance share deferrals, plus the interest accrued on these amounts, was $77,136,327. The earliest contribution from an Executive Officer began in 1978.

SERP and Profit Sharing/401(k) Plan:    All Associates, including Executive Officers, are eligible to participate in the SERP and Profit Sharing/401(k) Plan. With the SERP, amounts that ordinarily would be contributed by the Company under the Profit

Sharing/401(k) Plan, but for the limitation on compensation and the maximum limitations on allocations under the Internal Revenue Code or due to the officer’s deferral under the Deferred Compensation Plan, are credited to the participant’s account in the SERP (the limit on compensation used in calculating contributions to the Profit Sharing/401(k) Plan was $210,000 for fiscal 2006). Each participant in the SERP receives a combined contribution from the Company to his or her SERP, 401(k), and profit sharing accounts of approximately four percent of the total of the participant’s base salary plus incentive payment. SERP accounts are credited with earnings or charged with losses as if they were credited to the participant’s profit sharing account under the Profit Sharing/401(k) Plan. The SERP account is payable in a lump sum after termination of employment and is not eligible for the special tax treatment that payments from the Profit Sharing/401(k) Plan receive.

Other Components of Executive Officer Compensation

Post-Termination and Non-Competition agreements:    Certain officers are offered a post-termination and non-competition agreement providing that, if the officer’s employment is terminated by the Company for any reason other than the officer’s violation of Company policy, the Company will continue to pay the officer’s base salary generally for up to two years following termination of employment, less any earnings the officer receives from other employment. The covenants provide that the officer, generally for a period of up to two years following his or her termination of employment with the Company, will not participate in a business that competes with the Company and will not solicit the Company’s Associates for employment. “Competing business” is defined in the agreements as any retail, wholesale, or merchandising business that sells products of the type sold by the Company at retail, is located in a country in which the Company has a store or in which the executive knows the Company expects to have a store within the next two years, and has annual retail sales revenue of at least $2 billion. In addition, prior to 2003, an equity award was granted to certain Senior Officers for executing a post-termination and non-competition agreement. Currently, all Executive Officers have executed post-termination and non-competition agreements.

Perquisites and supplemental benefits:    Executive Officers are entitled to a limited number of perquisites and supplemental benefits. For certain Executive Officers, these include:

•	Personal use of Company aircraft,

•	A land line telephone in their primary residence,

•	An annual senior executive physical, and

•	Equipment, maintenance, and monitoring of security systems in their homes.

Currently, all officers are entitled to receive the following benefits:

•	An annual physical (also available to certain non-officer Associates),

•	Additional term life and accidental death and dismemberment insurance, which is paid for by the officer, and

•	Some officers received security monitoring of their homes but paid the Company for any maintenance of the security system (such services will be discontinued in fiscal 2007).

All Associates are entitled to the following:

•	A Wal-Mart discount card (which entitles Associates to a 10 percent discount on most items purchased from Wal-Mart stores and Neighborhood Markets),

•	A Company match of 15 percent for participation in the Stock Purchase Plan up to $1,800 in purchases,

•	Medical benefits (after waiting periods in some instances), and

•	Foreign business travel insurance (medical and travel liaison and emergency evacuation).

Compensation of the President and CEO

Compensation philosophy:    The CNGC’s determination of the compensation package for H. Lee Scott, Jr., the President and CEO, during fiscal 2006, was consistent with its overall compensation philosophy for other Executive Officers. Mr. Scott’s compensation is weighted heavily towards long-term and at-risk forms of compensation, which provide a greater link with the Company’s long-term strategy and shareholder interests. Particularly with respect to the long-term incentive component of Mr. Scott’s compensation, the CNGC considered objective factors, both personal and Company-related, including the complexity of the job, relative shareholder return, the value of similar incentive awards made to CEOs at comparable companies in the Peer Group Survey and the Top 50, and long-term incentives granted to Mr. Scott in prior years.

Based on its review, the CNGC believes that the compensation for Mr. Scott, as well as the other Executive Officers, was fair and reasonable. During fiscal 2006, the total compensation earned by Mr. Scott (including the restricted stock award granted in fiscal 2005 but excluding the performance-based restricted stock award granted in fiscal 2006) placed him in the top quartile of the Peer Group Survey and the median to the top quartile for the Top 50.

Base salary:    In January 2005, the CNGC approved a base salary of $1.3 million for Mr. Scott which was effective March 19, 2005. Mr. Scott did not receive an increase in base salary for fiscal 2007. In determining the amount of Mr. Scott’s base salary, as well as his annual incentive payment and equity-based awards, the CNGC followed its overall compensation philosophy and also considered subjective factors, including Mr. Scott’s general knowledge of the retail business, his contribution to the Company’s business success, and the CNGC’s belief that Mr. Scott has the vision and managerial capability to oversee the Company’s continued growth into the future.

Incentive payment:    Mr. Scott also received an incentive payment of $3,941,561, which was based on attaining 86.63 percent of the maximum pre-tax profit performance goals for the total Company under the Management Incentive Plan. The range of the potential incentive payment was from 140 percent of Mr. Scott’s salary for meeting the threshold performance goals to 350 percent of salary for meeting or exceeding the maximum performance goals. The incentive payment was paid in March 2006 but relates to the Company’s performance during fiscal 2006. Mr. Scott’s incentive payment was not reduced because of the diversity goals in 2006.

Equity-based awards:    The CNGC granted equity-based awards to Mr. Scott on January 5, 2006 under the 2005 Stock Incentive Plan, consisting of the following:

•	An option to purchase 415,627 Shares at an exercise price of $45.69 per Share that will vest ratably over five years from the date of grant,

•	An award of 459,348 shares of performance-based restricted stock, for retention purposes, with a performance goal based on an increase in total revenue during fiscal 2007, which if met will vest 50 percent on January 5, 2009 with the remaining shares vesting on January 5, 2011, and

•	A target performance share award of 277,304 performance shares, with between 0 and 150 percent of the shares vesting upon meeting or exceeding the threshold performance goals, which are based on average return on investment and average revenue growth through January 31, 2009.

Prerequisites and supplemental benefits:    Mr. Scott participates in the Deferred Compensation Plan, the SERP, the Profit Sharing/401(k) Plan, and the Stock Purchase Plan. During fiscal 2006, he also received personal use of Company aircraft (89.3 hours used out of 140 hours allocated), security monitoring of his home, additional term life and accidental death and dismemberment insurance (paid for by Mr. Scott), a Wal-Mart discount card, certain medical benefits, and foreign business travel insurance. Finally, Mr. Scott executed a post termination and non-competition agreement with the Company in June 1998, and upon his involuntary separation from the Company for reasons other than a violation of Company policy, he will receive his base salary for two years, less any earnings he receives from other employment; provided, however, he does not violate any of the covenants of the non-competition agreement.

Deductibility of Compensation

Internal Revenue Code Section 162(m) provides that compensation in excess of $1 million paid to the Named Executive Officers is not deductible unless it is performance-based. Neither base salary nor restricted stock qualify as performance-based compensation under Section 162(m). It is the policy of the CNGC periodically to review and consider whether particular compensation and incentive payments to the Company’s executives will be deductible for federal income tax purposes. A significant portion of the Company’s executive compensation satisfies the requirements for deductibility under Internal Revenue Code Section 162(m). However, the CNGC retains the ability to evaluate the performance of the Company’s executives, including Wal-Mart’s CEO, and to pay appropriate compensation, even if it may result in the non-deductibility of certain compensation under federal tax law.

The CNGC submits this report:

Douglas N. Daft

John D. Opie

José H. Villarreal, chair

Linda S. Wolf

SUMMARY COMPENSATION

This table shows the compensation paid during each of the Company’s last three fiscal years to the Named Executive Officers, based on compensation earned for fiscal 2006.

Long Term Compensation
	Annual compensation				Awards		Payouts
Name and position	Fiscal year ended Jan. 31,	Salary ($) (1)	Incentive payment ($) (2)	Other annual compensation ($) (3)	Restricted stock awards ($) (4)	Number of Shares underlying options granted (5)	LTIP Payout ($) (6)	All other compensation ($) (7)
H. Lee Scott, Jr. President and CEO	2006 2005 2004	1,292,308 1,242,308 1,192,308	3,941,561 4,124,772 4,200,000	162,967 276,847 82,861	N/A 6,325,016 6,700,026	415,627 339,001 630,413	4,399,078 N/A N/A	814,944 624,550 269,595
John B. Menzer Vice Chairman Responsible for U.S.	2006 2005 2004	943,846 871,538 816,538	1,651,752 1,923,377 1,856,249	219,318 N/A N/A	N/A 2,185,003 1,749,981	152,988 117,071 225,403	1,519,198 N/A N/A	421,950 410,468 267,013
Michael T. Duke Vice Chairman Responsible for Wal-Mart International	2006 2005 2004	767,692 662,308 603,029	1,141,319 872,909 852,342	187,377 N/A N/A	N/A 1,381,978 999,974	118,188 74,013 374,050	960,406 N/A N/A	245,823 176,517 114,165
Thomas M. Schoewe Executive Vice President and CFO	2006 2005 2004	670,385 640,385 610,384	935,580 972,975 984,000	N/A N/A N/A	N/A 1,128,993 999,974	78,792 60,463 119,779	784,601 N/A N/A	210,666 163,026 87,324
Eduardo Castro-Wright Executive Vice President and President and CEO, Wal-Mart Stores Division-U.S.	2006 2005 2004	642,056 558,260 533,200	859,197 562,380 480,433	573,889 847,701 865,653	1,500,024 367,200 N/A	85,358 19,791 20,443	256,806 N/A N/A	153,222 162,123 121,700

(1)	This column includes compensation earned during fiscal 2006, but the payment of some amounts may have been deferred under the Deferred Compensation Plan.

(2)	Incentive payments in this column were earned under the Management Incentive Plan in connection with the Company’s performance for fiscal 2004, 2005, and 2006, but were paid during fiscal 2005, 2006, and 2007, respectively. The fiscal 2006 amounts for Eduardo Castro-Wright include $175,000 in payments made as part of his offer of employment for joining the Wal-Mart Stores Division in fiscal 2005 and $62,250 in bonus payments related to his expatriate assignment as the President and CEO of Wal-Mart de Mexico S.A. de C.V.

(3)	The other annual compensation for H. Lee Scott, Jr. includes $104,051 for personal use of Company aircraft and $58,484 for incentive payments on amounts deferred under the Deferred Compensation Plan. The incremental cost to the Company of personal use of Company aircraft is calculated based on the variable operating costs to the Company per hour of operation, which include fuel costs, maintenance, and associated travel costs for the crew. Fixed costs that do not change based on usage, such as pilot salaries, depreciation, insurance, and rent were not included.

The other annual compensation for John B. Menzer and Michael T. Duke includes $212,556 and $139,971, respectively, for incentive payments on amounts deferred under the Deferred Compensation Plan.

The other annual compensation for Eduardo Castro-Wright for fiscal 2006 includes $438,637 in tax payments in Mexico related to his expatriate assignment as the President and CEO of Wal-Mart de Mexico S.A. de C.V. The other annual compensation amounts for Mr. Castro-Wright for fiscal 2004 and 2005 are also related to his expatriate assignment, including $653,056 and $624,744, respectively, in tax payments in Mexico.

For the other Named Executive Officers, the amounts for the value of perquisites and other personal benefits, which include security system monitoring of the Named Executive Officers’ residences, are not disclosed because they do not exceed the lesser of $50,000 or ten percent of any Named Executive Officer’s total annual salary and bonus.

(4)	The CNGC awarded performance-based restricted stock awards in fiscal 2006, which are disclosed in the Long Term Incentive Plans-Awards in Fiscal 2006 table below. The awards of restricted stock disclosed for fiscal 2004 and 2005 were granted during those fiscal years but relate to compensation for the Named Executive Officer for fiscal 2005 and 2006, respectively.

Listed below are the total number of shares of restricted stock (excluding performance-based restricted stock) owned by each of the following Named Executive Officers as of the end of fiscal 2006, and the total values thereof based on the market value of the Company’s Shares on January 31, 2006: H. Lee Scott, Jr., 765,104 shares of restricted stock ($35,278,945); John B. Menzer, 192,498 shares of restricted stock ($8,876,083); Michael T. Duke, 162,348 shares of restricted stock ($7,485,866); Thomas M. Schoewe, 210,612 shares of restricted stock ($9,711,319); and Eduardo Castro-Wright, 45,591 shares of restricted stock ($2,102,201). Holders of shares of restricted stock receive the same cash dividends as other shareholders owning Shares.

(5)	The option shares shown for fiscal 2006 were granted on January 5, 2006.

(6)	The performance share payments in this column were paid in fiscal 2007 but were earned under the 2005 Stock Incentive Plan in connection with the performance share performance cycle ended January 31, 2006.

(7)	“All other compensation” for fiscal 2006 includes Company contributions to the Profit Sharing/401(k) Plan, SERP, above-market interest credited on deferred compensation under the Deferred Compensation Plan, term life insurance premiums paid by Wal-Mart for the benefit of each officer, the Company’s cost for a senior executive physical, and expatriate payments. These amounts are shown in the following table:

Name	Profit Sharing/401(k) Plan	SERP contributions	Above- market interest	Life insurance premiums	Senior Executive Physical	Expatriate Payments
H. Lee Scott, Jr.	$8,400	$215,745	$590,685	$114	$0	$0
John B. Menzer	$8,400	$110,102	$303,334	$114	$0	$0
Michael T. Duke	$8,400	$59,282	$176,129	$114	$1,898	$0
Thomas M. Schoewe	$8,400	$59,385	$142,767	$114	$0	$0
Eduardo Castro-Wright	$8,400	$43,779	$92,177	$114	$2,022	$6,730

COMPENSATION PURSUANT TO STOCK OPTIONS

This table shows all options to acquire Shares granted to the Named Executive Officers during fiscal 2006.

Option Grants In Last Fiscal Year

	Individual Grants
Name	Number of Shares underlying options granted (1)	Percent of total options granted to Associates in fiscal year	Exercise price/Share (2)	Expiration date	Grant date present value (3)
H. Lee Scott, Jr.	415,627	8.9%	$45.69	1/4/16	$5,070,649
John B. Menzer	152,988	3.3%	$45.69	1/4/16	$1,866,454
Michael T. Duke	118,188	2.5%	$45.69	1/4/16	$1,441,894
Thomas M. Schoewe	78,792	1.7%	$45.69	1/4/16	$961,262
Eduardo Castro-Wright	85,358	1.8%	$45.69	1/4/16	$1,041,368

(1)	These options were granted by the CNGC on January 5, 2006. Stock options were granted by the SOC to other Associates on March 1, 2006.

(2)	The exercise price equals the closing price of Shares on the date of grant. The options are exercisable in five equal annual installments beginning one year after the date of the grant. They expire ten years after the date of the grant.

(3)	The fair value of these options at the date of grant was estimated using a Black-Scholes option pricing model. The following weighted-average assumptions were used to estimate the value of options granted on January 5, 2006: a 6.25 year expected life of the options, a dividend yield of 1.89 percent, expected volatility for Shares of 0.248, and a risk-free rate of return of 4.33 percent.

This table shows all stock options exercised by the Named Executive Officers during fiscal 2006, and the number and value of options they held at fiscal year end.

Aggregated Option Exercises In Last Fiscal Year And Fiscal Year End Option Values

Name	Shares acquired on exercise	Value realized ($) (1)	Number of Shares underlying unexercised options at fiscal year end		Value of unexercised in-the-money options at fiscal year end ($) (2)
			Exercisable	Unexercisable	Exercisable	Unexercisable
H. Lee Scott, Jr.	0	0	1,728,037	1,607,718	2,380,583	174,563
John B. Menzer	0	0	652,892	564,467	4,008,079	62,255
Michael T. Duke	89,256	3,151,681	381,575	604,261	2,610,383	49,639
Thomas M. Schoewe	0	0	285,634	303,302	0	33,093
Eduardo Castro-Wright	0	0	76,590	137,051	0	35,850

(1)	The value realized equals the difference between the option exercise price and the average closing price of Shares on the date of exercise, multiplied by the number of Shares to which the exercise relates.

(2)	The value of unexercised in-the-money options equals the difference between the option exercise price and the closing price of Shares at fiscal year end, multiplied by the number of Shares underlying the options. The closing price of Shares on January 31, 2006 was $46.11.

LONG-TERM INCENTIVE PLANS—AWARDS IN FISCAL 2006

Name	Number of Shares, Units or Other Rights (#)		Performance or Other Period Until Maturation or Payout	Estimated Future Payouts Under Non-Stock Price-Based Plans
				Threshold (#)	Target (#)	Maximum (#)
H. Lee Scott, Jr.	277,304	(1)	3 Years	138,652	277,304	415,956
	459,348	(2)	1 Year	N/A	459,348	N/A
John B. Menzer	102,211	(1)	3 Years	51,106	102,211	153,317
	229,674	(2)	1 Year	N/A	229,674	N/A
Michael T. Duke	78,792	(1)	3 Years	39,396	78,792	118,188
	183,739	(2)	1 Year	N/A	183,739	N/A
Thomas M. Schoewe	52,528	(1)	3 Years	26,264	52,528	78,792
	137,804	(2)	1 Year	N/A	137,804	N/A
Eduardo Castro-Wright	56,905	(1)	3 Years	28,453	56,905	85,358
	114,837	(2)	1 Year	N/A	114,837	N/A

(1)	The number of performance shares awarded on January 5, 2006, under the 2005 Stock Incentive Plan, that may ultimately vest will depend on the Company’s performance against two separate pre-established performance measures: average return on investment and average revenue growth for the performance cycle ending January 31, 2009. Any payout of performance shares for this performance cycle must be approved by the CNGC and will be paid in Shares.

(2)	The performance-based restricted stock awards for Messrs. Menzer, Duke, and Castro-Wright were granted by the CNGC under the 2005 Stock Incentive Plan effective upon their promotions on September 29, 2005. The remaining Named Executive Officers were granted performance-based restricted stock awards on January 5, 2006. The performance measure for the performance-based restricted stock awards is based on meeting or exceeding a pre-established increase in total gross revenue for fiscal 2007 compared to fiscal 2006. If the performance goal is met, the awards to the Named Executive Officers will vest over certain periods:

a.	The award for Mr. Scott will vest 50% on January 5, 2009, and 50% on January 5, 2011.

b.	The awards for Messrs. Menzer, Duke, and Castro-Wright will vest 50% on September 29, 2008, and 50% on September 29, 2010.

c.	Mr. Schoewe’s award will vest 60% on January 5, 2009, and 40% on January 5, 2011.

EMPLOYMENT AND TERMINATION OF EMPLOYMENT AND NON-COMPETITION AGREEMENTS

The Company has entered into a covenant not to compete that includes post-termination payments with each of the Named Executive Officers. Each agreement prohibits the Named Executive Officer, for a period of two years following his termination of employment with the Company for any reason, from participating in a business that competes with the Company and from soliciting the Company’s Associates for employment. For purposes of the agreements, a “competing business” includes any retail, wholesale, or merchandising business that sells products of the type sold by the Company at retail, is located in a country in which the Company has a store or in which the Named Executive Officer knows the Company expects to have a store within the next two years, and has annual retail sales revenue of at least $2 billion. Each agreement also provides that, if the Named Executive Officer’s employment is terminated by the Company for any reason other than his violation of Company policy, the Company will continue to pay his base salary for two years following termination of employment, less any earnings the Named Executive Officer receives from other employment. The agreements with H. Lee Scott, Jr., John B. Menzer, and Michael T. Duke provided for a stock option grant equal to 100 percent of the Named Executive Officer’s base salary at the time of execution in 1998.

Eduardo Castro-Wright accepted an offer of employment from Wal-Mart Stores, Inc. on December 20, 2004, which set forth his base salary, annual incentive payment, certain payments related to his expatriate assignment as President and CEO of Wal-Mart de Mexico S.A. de C.V., an annual stock option award, an initial restricted stock award, and the benefits to which associates of the Company are generally entitled (e.g., health insurance, Associate Stock Purchase Plan, and the Profit Sharing/401(k) Plan). That offer was made in connection with his assuming the position of Executive Vice President and Chief Operating Officer of the Wal-Mart Stores Division upon his return to the U.S. after completion of his service with Wal-Mart de Mexico S.A. de C.V. The only benefits to which Mr. Castro-Wright remains entitled under the offer of employment are two residual cash payments of $50,000 and $25,000 payable in the next two fiscal years, which relate to his expatriate assignment with Wal-Mart de Mexico S.A. de C.V.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides certain information for fiscal 2006 with respect to Shares that may be issued under the Company’s existing equity compensation plans.

Plan category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted-average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	73,266,854 (2)	$47.94	88,891,000
Equity compensation plans not approved by security holders (1)	67,224	$37.56	N/A (3)
Total	73,334,078	$44.45	88,891,000

(1)	ASDA Group Ltd. (“ASDA”), Wal-Mart’s wholly-owned subsidiary in the United Kingdom, sponsors two equity plans that were in effect and had grants outstanding at the end of fiscal 2006. The Company does not anticipate issuing grants from these plans in the future and cannot do so without shareholder approval under the requirements of the NYSE Listed Company Manual. The two equity compensation plans are as follows:

•	The ASDA Group Long Term Incentive Plan (“ASDA LTIP”) provides for stock option grants to ASDA officers at a discounted option price. The ASDA LTIP provides for a committee of ASDA’s board of directors to administer the ASDA LTIP and set the other terms of the options granted.

•	The ASDA 1994 Executive Share Option Scheme (“ESOS”) provides for stock option grants to ASDA senior Associates and directors at the average market price of Shares for the last three days in the week prior to the week of the grant. The ESOS provides for ASDA’s board of directors or a committee of ASDA’s board of directors to administer the ESOS and set the other terms of the options granted. Under the terms of the ESOS, no grants may occur after July 13, 2004.

(2)

This amount includes 2,454,570 performance shares granted under the 2005 Stock Incentive Plan, which represents the maximum number of performance shares that will vest assuming the Company meets or exceeds the maximum performance measures for each performance cycle. This amount does not take into consideration that only 77.63 percent of the performance shares relating to the performance cycle for January 31, 2006 vested because the performance goals for that cycle of performance shares were not certified by the CNGC and paid out until March 2006. This amount also includes 425,905 Shares deferred under the 2005 Stock Incentive Plan and the Director Compensation Plan. The weighted average exercise price does not take these awards into account.

(3)	There is no stated limit on the aggregate number of Shares that may be issued under the ASDA LTIP. Under the ESOS, the number of Shares with respect to which options may be granted may not exceed any of the following:

•	Ten percent of the nominal amount of ASDA’s Equity Share Capital (as defined by section 744 of the Companies Act 1985) on the day preceding the grant, less the aggregate of the nominal amounts of: (a) Shares issued on the exercise of options granted within the previous ten years under any ASDA option plan, (b) Shares remaining issuable with respect to options granted on the same date or within the previous ten years under any ASDA option plan, and (c) Shares issued on the same date or within the previous ten years under any ASDA plan allowing subscription of Shares based on profits;

•	Five percent of the nominal amount of ASDA’s Equity Share Capital on the day preceding the grant, less the aggregate of the nominal amounts of: (a) Shares issued on the exercise of options granted within the previous ten years under any ASDA executive option plan, (b) Shares remaining issuable in respect of options granted on the same date or within the previous ten years under any ASDA executive option plan, and (c) Shares issued on the same date or within the previous ten years under any ASDA plan allowing subscription of Shares based on profits (except a profit sharing scheme approved under Schedule 9 to the Income and Corporation Taxes Act 1988 or a similar plan); or

•	With respect to grants during the four-year period ending on September 21, 1998, 2.5 percent of the nominal amount of ASDA’s Equity Share Capital on the day preceding the grant, less the aggregate of the nominal amounts of: (a) Shares issued on the exercise of options granted within the same period under any ASDA executive option plan, and (b) Shares remaining issuable with respect to options granted on the same date or within the same period under any ASDA executive option plan.

STOCK OWNERSHIP

The following tables set forth ownership of Shares by major shareholders, directors, director nominees, and Executive Officers of the Company.

HOLDINGS OF MAJOR SHAREHOLDERS

There were 4,167,369,745 Shares outstanding on March 31, 2006. The following table lists the beneficial owners of five percent or more of the Shares as of March 31, 2006.

Shared Voting and Investment Power

Name and Address of Beneficial Owner	Direct or Indirect Ownership with Sole Voting and Investment Power		Shared, Indirect Ownership through Walton Enterprises, LLC		Other Shared, Indirect Ownership	Total		Percent of Class
Alice L. Walton	6,978,958		1,680,506,739 (shared ownership	(3) )	3,887,549	1,691,373,246	(3)	40.59%
Helen R. Walton	764,080		1,680,506,739 (shared ownership	(3) )	0	1,681,270,819	(3)	40.34%
Jim C. Walton	10,478,426		1,680,506,739 (shared ownership	(3) )	2,076,917	1,693,062,082	(3)	40.63%
Estate of John T. Walton	14,946	(1)	1,680,506,739 (shared ownership	(3) )	0	1,680,521,685	(1) (3)	40.33	% (4)
S. Robson Walton	2,876,723	(2)	1,680,506,739 (shared ownership	(3) )	4,514,741	1,687,898,203	(2) (3)	40.50%

(1)	The number includes 14,946 Shares that the Estate of John T. Walton had a right to acquire within 60 days after March 31, 2006, through the exercise of stock options.

(2)	The number includes 57,510 Shares held in the Profit Sharing/401(k) Plan on behalf of S. Robson Walton. He has sole voting power, but no investment power, with respect to these Shares.

(3)

Walton Enterprises, LLC holds a total of 1,680,506,739 Shares. Helen R. Walton, S. Robson Walton, the Estate of John T. Walton, Jim C. Walton, and Alice L. Walton share voting and dispositive power with respect to all Shares held by

Walton Enterprises LLC, as managing members of Walton Enterprises, LLC. The managing members have the power to sell and vote those Shares. The business address of each managing member is P.O. Box 1508, Bentonville, Arkansas 72712.

(4)	The percent of class reflects all Shares held directly and indirectly and is calculated based on the number of Shares outstanding on March 31, 2006, plus 14,946 Shares the Estate of John T. Walton had a right to acquire within 60 days of March 31, 2006.

HOLDINGS OF OFFICERS AND DIRECTORS

This table shows the amount of Shares held by each director, director nominee, and the Named Executive Officers on March 31, 2006. It also shows the Shares held by all of Wal-Mart’s directors, director nominees, and Executive Officers as a group on that date.

Name of Beneficial Owner	Direct or Indirect with Sole Voting and Investment Power (1)	Indirect with Shared Voting and Investment Power		Total		Percent of Class
Aida M. Alvarez	0	0		0		*
James W. Breyer	83,203	0		83,203		*
M. Michele Burns	7,745	0		7,745		*
James I. Cash, Jr.	2,200	0		2,200		*
Eduardo Castro-Wright (2)	112,666	0		112,666		*
Douglas N. Daft	12,605	0		12,605		*
Michael T. Duke	697,253	0		697,253		*
David D. Glass	1,149,021	750,000	(3)	1,899,021		*
Roland A. Hernandez	50,586	0		50,586		*
John B. Menzer	903,792	0		903,792		*
John D. Opie	21,809	2,400		24,209		*
J. Paul Reason	17,278	0		17,278		*
Thomas M. Schoewe	538,347	0		538,347		*
H. Lee Scott, Jr.	2,734,421	3,148		2,737,569		*
Jack C. Shewmaker	3,254,677	3,200		3,257,877		*
José H. Villarreal	32,436	0		32,436		*
Jim C. Walton	10,478,426	1,682,583,656	(4)	1,693,062,082	(4)	40.63%
S. Robson Walton	2,876,723	1,685,021,480	(4)	1,687,898,203	(4)	40.50%
Christopher J. Williams	12,633	0		12,633		*
Linda S. Wolf (2)	8,384	290		8,674		*
Directors and Executive Officers as a Group (24 persons)	23,543,500	1,687,857,435		1,711,400,935		41.03%

*	Less than one percent

(1)	These amounts include Shares that the following persons had a right to acquire within 60 days after March 31, 2006, through the exercise of stock options and vested Shares they hold in the Profit Sharing/401(k) Plan. These Share numbers are shown in the following table:

Name	Number of Shares underlying stock options exercisable within 60 days	Shares held in the Profit Sharing/401(k) Plan
Aida M. Alvarez	0	0
James W. Breyer	5,512	0
M. Michele Burns	0	0
James I. Cash, Jr., Ph.D.	0	0
Eduardo Castro-Wright	76,590	195
Douglas N. Daft	0	0
Michael T. Duke	469,391	1,115
David D. Glass	254,934	192,667
Roland A. Hernandez	14,946	0
John B. Menzer	714,883	1,046
John D. Opie	0	0
J. Paul Reason	9,379	0
Thomas M. Schoewe	323,726	353
H. Lee Scott, Jr.	1,924,221	25,592
Jack C. Shewmaker	14,946	0
José H. Villarreal	14,946	0
Jim C. Walton	0	0
S. Robson Walton	0	57,510
Christopher J. Williams	0	0
Linda S. Wolf	0	0
Directors and Officers as a Group (24 persons)	4,084,168	281,330

The holdings of officers and directors also include stock units received by the Non-Management Directors as part of their compensation, as follows: Douglas N. Daft (3,824 Shares), Roland A. Hernandez (15,322 Shares), John D. Opie (8,218 Shares), José H. Villarreal (10,550 Shares), Christopher J. Williams (5,377 Shares), and Linda S. Wolf (2,987 Shares).

(2)	Eduardo Castro-Wright also owns stock options representing 23,702 shares of Wal-Mart de Mexico, S.A. de C.V., and Linda S. Wolf also owns 259 American Depository Receipts of Wal-Mart de Mexico, S.A. de C.V.

(3)	Amounts shown for David D. Glass include 250,000 Shares held by the Glass Family Foundation.

(4)	Amounts shown for S. Robson Walton and Jim C. Walton in this column include 1,680,506,739 Shares held by Walton Enterprises, LLC.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires Wal-Mart’s directors, Executive Officers, and persons who own more than ten percent of the Shares to file reports of ownership and changes in ownership with the SEC. SEC regulations require Wal-Mart to identify anyone who failed to file a required report or filed a late report during fiscal 2006. The Company believes that all Section 16(a) filing requirements were met, except that the Company is not aware of any report made by Thomas M. Coughlin, who was a director until March 25, 2005, for gifts of 9,141 Shares and 12,892 Shares made on or about March 19, 2004, and February 25, 2005, respectively.

RELATED-PARTY TRANSACTIONS

This section discusses certain direct and indirect relationships and transactions involving Wal-Mart and any director, Executive Officer, director nominee, beneficial owner of more than five percent of the Shares, and any member of the immediate family of the foregoing. Wal-Mart believes that the terms of all of the following transactions are comparable to terms that would have been reached by unrelated parties in arms-length transactions:

During fiscal 2006, companies owned by S. Robson Walton, a director, Executive Officer and beneficial owner of more than five percent of the Shares; the Estate of John T. Walton, a beneficial owner of more than five percent of the Shares; Jim C. Walton, a director and beneficial owner of more than five percent of the Shares; and Helen R. Walton, a beneficial owner of more than five percent of the Shares, paid a total of $102,809 to Wal-Mart and its subsidiaries for aviation-related expenses, substantially all of which was for maintenance and fuel at the same prices paid by unrelated third parties.

Frank C. Robson, the brother of Helen R. Walton, personally and through partnerships or trusts, leased three store locations to Wal-Mart. Wal-Mart paid rent and other expenses of $1,043,798 under the leases for fiscal 2006.

During fiscal 2006, a banking corporation and its affiliates, collectively owned by Helen R. Walton, S. Robson Walton, the Estate of John T. Walton, and Jim C. Walton, made payments to Wal-Mart in the amount of $631,149 for banking facility rent and related ATM surcharges. The banking corporation and its affiliates made additional payments to Wal-Mart pursuant to similar arrangements awarded by Wal-Mart on a competitive-bid basis.

In June 1988 and January 1990, Walton Enterprises, Inc. (“WEI”), an entity in which S. Robson Walton; the Estate of John T. Walton; Jim C. Walton; Helen R. Walton; and Alice L. Walton, a beneficial owner of more than five percent of the Shares, formerly had an interest, entered into various leases for retail grocery space in Arkansas. WEI subsequently assigned the leases to The Phillips Companies, Inc. (“Phillips”), an unrelated party, in 1990, which agreed to indemnify WEI for any breach of the leases. Two of the leases were assigned to a company that eventually merged with Fleming Companies (“Fleming”). In 1991, in an unrelated transaction, Phillips was acquired by Wal-Mart. Fleming filed for bankruptcy in 2003 and the lease obligations were rejected by the U.S. Bankruptcy Court. As a result, the landlords filed lawsuits against the Wal-Mart subsidiary that became the successor to Phillips and WEI (and S. Robson Walton in one of the lawsuits) for unpaid lease obligations and future rents. In defense of its own interests and in order to fulfill its contractual indemnification obligations, Wal-Mart assumed the defense of the lawsuits and paid an aggregate amount of $258,822 during fiscal 2006 in attorneys’ fees in connection with the litigation. Wal-Mart paid approximately $2.46 million to settle the lawsuits during fiscal 2006.

James W. Breyer, a director of Wal-Mart, beneficially owned more than ten percent of the equity of Groove Networks, Inc. (“Groove”) during fiscal 2006. Groove was sold to Microsoft Corporation in April 2005. During fiscal 2006, Wal-Mart paid Groove $118,394 for computer software and services.

Timothy E. Coughlin, a Regional Loss Prevention Director of Wal-Mart, is the brother of Thomas M. Coughlin, a former director and Executive Officer of Wal-Mart. For fiscal 2006, Wal-Mart paid Timothy E. Coughlin a salary of $90,150 and a bonus of $15,689. For Mr. Coughlin’s performance in fiscal 2006, he also received a grant of stock options to purchase 329 Shares at an exercise price of $45.15 per Share and 223 restricted stock rights.

Stephen P. Weber, a manager in Wal-Mart’s Information Systems Division, is the son-in-law of Michael T. Duke, an Executive Officer. For fiscal 2006, Wal-Mart paid Mr. Weber a salary of $91,636 and a bonus of $15,959. For Mr. Weber’s performance in fiscal 2006, he also received a grant of stock options to purchase 329 Shares at an exercise price of $45.15 per Share and 223 restricted stock rights.

Mauricio Castro-Wright, a director of operations in Brazil, is the brother of Eduardo Castro-Wright, an Executive Officer. For fiscal 2006, Wal-Mart paid Mauricio Castro-Wright a salary of $184,439 and a bonus of $82,298. For Mr. Castro-Wright’s performance in fiscal 2006, he also received a grant of stock options to purchase 767 Shares at an exercise price of $45.15 per Share and 519 restricted stock rights.

During fiscal 2006, Springdale Card & Comic Wholesale, Inc., which is owned by the son of David D. Glass, a director and Executive Officer of Wal-Mart, had sales to Wal-Mart in the amount of $2,745,289.

Roland A. Hernandez, a director of Wal-Mart, beneficially owns more than ten percent of Inter-Con Security Systems, Inc. During fiscal 2006, Wal-Mart paid Inter-Con Security Systems, Inc., through its wholly-owned subsidiary operating in Mexico, $729,623 for security services.

STOCK PERFORMANCE CHART

This graph shows Wal-Mart’s cumulative total shareholder return during the five fiscal years ending with fiscal 2006. The graph also shows the cumulative total returns of the S&P 500 Retailing Index and the S&P 500 Index. The comparison assumes $100 was invested on January 31, 2001 in Shares and in each of the indices shown and assumes that all of the dividends were reinvested.

COMPANY PROPOSAL

PROPOSAL NO. 2

RATIFICATION OF INDEPENDENT ACCOUNTANTS

The Audit Committee appointed E&Y as the Company’s independent accountants to audit the consolidated financial statements of the Company for fiscal 2007. E&Y and its predecessor, Arthur Young & Company, have been Wal-Mart’s independent accountants since prior to the Company’s initial offering of securities to the public in 1970. E&Y served as the Company’s independent accountants for fiscal 2006 and reported on the Company’s consolidated financial statements for that year. Representatives of E&Y will attend the 2006 Annual Shareholders’ Meeting. They will have the opportunity to make a statement if they desire to do so and to respond to appropriate questions.

Although shareholder ratification is not required, the appointment of E&Y is being submitted for ratification at the 2006 Annual Shareholders’ Meeting because the Company believes it is a matter of good corporate governance practice. Furthermore, the Audit Committee will take shareholders’ opinions regarding E&Y’s appointment into consideration in future deliberations. If E&Y’s selection is not ratified at the 2006 Annual Shareholders’ Meeting, the Audit Committee will consider the engagement of other independent accountants. The Audit Committee may terminate E&Y’s engagement as the Company’s independent accountants without the approval of the Company’s shareholders whenever the Audit Committee deems termination appropriate.

E&Y’s fees for fiscal 2005 and fiscal 2006 were as follows:

	Fiscal 2005	Fiscal 2006
Audit Fees	$7,050,000	$9,463,000
Audit-Related Fees	$1,526,000	$1,909,000
Tax Fees	$795,000	$487,000
All Other Fees	$0	$0
Total Fees	$9,371,000	$11,859,000

A description of the types of services provided in each category is as follows:

Audit Fees—Includes the audit of the Company’s annual financial statements, the audit of: (1) management’s assessment of the effectiveness of internal control over financial reporting and (2) the effectiveness of internal control over financial reporting, the review of the Company’s quarterly reports on 10-Q, statutory audits required internationally, and consents for and review of registration statements filed with the SEC.

Audit-Related Fees—Includes audits of the Company’s employee benefit plans, due diligence in connection with acquisitions and accounting consultations related to GAAP, the application of GAAP to proposed transactions, statutory financial statement audits of non-consolidated affiliates (e.g., the audit of The Seiyu Ltd., a previously non-consolidated entity), and work related to the Company’s compliance with its obligations under SOX.

Tax Fees—Includes tax compliance at international locations, domestic and international tax advice and planning, assistance with tax audits and appeals, and tax planning for acquisitions and restructuring.

None of the services described above were approved pursuant to the de minimis exception provided in Rule 2-01(c)(7)(i)(C) of Regulation S-X promulgated by the SEC.

For the above reasons, the Board recommends that the shareholders vote FOR the ratification of E&Y as the Company’s independent accountants for fiscal 2007.

SHAREHOLDER PROPOSALS

The text of the shareholder proposals and supporting statements appear in the exact form as received by the Company. All statements contained in the shareholder proposals and supporting statements are the sole responsibility of the proponents. The Company will provide the names, addresses, and shareholdings (to the Company’s knowledge) of the proponents of any shareholder proposal upon oral or written request of Wal-Mart’s Investor Relations Department.

Some of the shareholder proposals contain assertions about Wal-Mart or other matters that the Company believes are incorrect, but the Company has not attempted to refute all of those assertions. However, the Board recommends a vote against each of the following shareholder proposals based on broader policy reasons as set forth in Wal-Mart’s statements in opposition following each shareholder proposal.

PROPOSAL NO. 3

HUMANE POULTRY SLAUGHTER

WHEREAS consumers consider animal welfare when choosing where to buy food products; and

WHEREAS Wal-Mart Stores, Inc.(“Wal-Mart”), has recognized the need for treating animals humanely in order to keep its competitive advantage within the cutthroat food retail market, as shown by its support for the Food Marketing Institute’s standards; and

WHEREAS Wal-Mart purchases chickens from suppliers that use the outdated method of electrical stunning, in which the birds’ legs are forced into metal shackles and the birds are shocked with an electric current, have their throats slit, and are dropped into tanks of scalding-hot water, so that they are often still conscious when they suffer this hideous cruelty; and

WHEREAS Wal-Mart has yet to make notable progress on requiring that its suppliers implement the new USDA-approved method of poultry slaughter called “controlled-atmosphere killing” (CAK), which replaces the oxygen that birds are breathing with inert gasses, gently and effectively putting them to sleep; and

WHEREAS a report commissioned by McDonald’s (“the report”) concurred that CAK is, as animal welfare experts have described it, the most humane method of poultry slaughter ever developed and admitted that CAK “has advantages [over electrical stunning] from both an animal welfare and meat quality perspective … obviates potential distress and injury … can expeditiously and effectively stun and kill broilers with relatively low rates of aversion or other distress” and would eliminate the pain of premature shocks and inadequate stunning that are associated with electrical stunning; and

WHEREAS the report further concludes that McDonald’s European suppliers that use CAK have experienced improvements in bird handling, stunning efficiency, working conditions, and meat yield and quality1; and

WHEREAS it would help the company retain its competitive advantage if it eliminated the worst abuses that chickens suffer during slaughter before ending up on Wal-Mart’s shelves and required its suppliers to phase in CAK; and

WHEREAS, although CAK is optimal for both the birds’ well-being and for profit, Wal-Mart has yet to require that its suppliers implement it or show any signs of progress toward that end; and

WHEREAS, while others companies continue to make progress toward adopting the technology and it continues to be used in Europe (as it has been for nearly a decade), Wal-Mart has yet to show its shareholders what it is doing to gain the competitive advantage of requiring that its suppliers adopt this humane slaughter technology;

NOW, THEREFORE, BE IT RESOLVED that shareholders request that the Board of Directors issue interim reports to shareholders following the second, third, and fourth quarters of 2006 detailing the progress made toward accelerating the implementation of CAK for birds killed for its stores.

[1]	These are the same improvements that Hormel Foods recently touted in a letter to PETA describing CAK.

WAL-MART’S STATEMENT IN OPPOSITION TO

PROPOSAL NO. 3

As acknowledged by the proposal, the Company has demonstrated support for the Food Marketing Institute’s standards, which include measures regarding the humane treatment of animals. The Company works hard to be a good corporate citizen and believes in good animal handling practices. Wal-Mart believes that controlled atmosphere killing (“CAK”) and other emerging technologies are worthy of continued study and review. However, the research available to date is incomplete and inconclusive as to whether CAK is more humane than current methods in all respects. Furthermore, the Company believes that the potential effects of CAK on food safety and product quality for poultry have yet to be determined with sufficient certainty in commercial operations. Wal-Mart is committed to continuing to monitor new technologies and, when appropriate, will take additional action to further the humane treatment of animals in its supply chain.

Pending further research on potential advantages and disadvantages of this method, any study about implementation would be premature. The Board believes that the quarterly report requested by the proponent would lack adequate scientific basis to support any conclusions about progress made in implementation at this time. Any such report would be time-consuming and expensive without providing meaningful information or benefits to Wal-Mart or its shareholders.

For the above reasons, the Board recommends that the shareholders vote AGAINST this proposal.

PROPOSAL NO. 4

POLITICAL CONTRIBUTIONS REPORT

RESOLVED:    That the shareholders of Wal-Mart Stores, Inc. (“Wal-Mart” or “the Company”) hereby request that the Company provide a report, updated semi-annually, disclosing the Company’s:

1.	Policies and procedures for political contributions and expenditures (both direct and indirect) made with corporate funds.

2.	Monetary and non-monetary political contributions and expenditures not deductible under section 162 (e)(1)(B) of the Internal Revenue Code, including but not limited to contributions to or expenditures on behalf of political candidates, political parties, political committees and other political entities organized and operating under 26 USC Sec. 527 of the Internal Revenue Code and any portion of any dues or similar payments made to any tax exempt organization that is used for an expenditure or contribution if made directly by the corporation would not be deductible under section 162 (e)(1)(B) of the Internal Revenue Code. The report shall include the following:

a.	An accounting of the Company’s funds that are used for political contributions or expenditures as described above;

b.	Identification of the person or persons in the Company who participated in making the decisions to make the political contribution or expenditure; and,

c.	The internal guidelines or policies, if any, governing the Company’s political contributions and expenditures.

This report shall be presented to the Board of Directors’ audit committee or other relevant oversight committee, and posted on the Company’s website to reduce costs to shareholders.

SUPPORTING STATEMENT:    As long-term shareholders of Wal-Mart, we support policies that apply transparency and accountability to corporate spending on political activities. Such disclosure is consistent with public policy and in the best interest of the Company’s shareholders.

Company executives exercise wide discretion over the use of corporate resources for political activities. These decisions involve political contributions with corporate funds, called “soft money.” They also involve payments to trade associations and other tax-exempt groups used for political activities that media accounts call the “new soft money.” Most of these expenditures are not publicly disclosed. In 2003-04, the last fully reported election cycle; our Company contributed at least $70,000 in soft money contributions. (Center for Public Integrity, Silent Partners: http://www.publicintegrity.org/527/db.aspx?act=main). However, its payments to trade associations used for political activities are undisclosed and unknown. Our proposal asks the Company to disclose its political contributions and payments to tax-exempt organizations including trade associations.

The Bi-Partisan Campaign Reform Act of 2002 allows companies to contribute to independent political committees, also known as 527s, and to give to tax-exempt organizations that make political expenditures and contributions.

Absent a system of accountability, corporate executives will be free to use company assets for political objectives that are not shared by and may be inimical to the interests of the Company and its shareholders. Relying on publicly available data does not provide a complete picture of the Company’s political expenditures. The Company’s Board and its shareholders need complete disclosure to be able to fully evaluate the political use of corporate assets. Thus, we urge your support FOR this critical governance reform.

WAL-MART’S STATEMENT IN OPPOSITION TO

PROPOSAL NO. 4

Our business is subject to extensive regulation at the federal and state levels. Wal-Mart seeks to be an effective participant in the political process by making prudent political contributions consistent with federal, state, and local laws. Wal-Mart is fully committed to complying with all applicable laws concerning political contributions, including laws requiring public disclosure.

Since the early 1970s, corporate contributions have been prohibited at the federal level. Political contributions to federal candidates, political party committees, and political action committees are made by Wal-Mart’s political action committee (“Wal-PAC”), which is funded by voluntary contributions of management Associates. The activities of Wal-PAC are subject to comprehensive regulation by the federal government, including detailed disclosure requirements. Wal-PAC files monthly reports of receipts and disbursements with the Federal Election Commission (the “FEC”), as well as pre-election and post-election FEC reports. All political contributions over $200 are shown in public information made available by the FEC. Under the Lobbying Disclosure Act of 1995, Wal-Mart submits to Congress semi-annual reports, which also are publicly available.

At the state level, Wal-Mart’s political contributions are also subject to regulation. Although some states have not banned corporate contributions to candidates or political parties, all states require that such contributions be disclosed either by the recipient or by the donor. This information is also publicly available.

As a result of the disclosures mandated by law, the Board has concluded that ample disclosure exists regarding Wal-Mart’s political contributions to alleviate the concerns cited in this proposal. In addition, the Board believes that the disclosure of the business rationale behind each political contribution, as requested in this proposal, would place Wal-Mart at a competitive disadvantage by revealing its long-term business strategies and priorities. The Company is involved in a number of legislative initiatives that could dramatically affect our business and operations. Because parties with adverse interests also participate in the political process for their own business reasons, any unilateral expanded disclosure by Wal-Mart could benefit these parties to the detriment of Wal-Mart and its shareholders.

For the above reasons, the Board recommends that the shareholders vote AGAINST this proposal.

PROPOSAL NO. 5

DIRECTOR ELECTION MAJORITY VOTE STANDARD

Resolved:    That the shareholders of Wal-Mart Stores, Inc. (“Company”) hereby request that the Board of Directors initiate the appropriate process to amend the Company’s governance documents (certificate of incorporation or bylaws) to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders.

Supporting Statement:    Our Company is incorporated in Delaware. Delaware law provides that a company’s certificate of incorporation or bylaws may specify the number of votes that shall be necessary for the transaction of any business, including the election of directors. (DGCL, Title 8, Chapter 1, Subchapter VII, Section 216). The law provides that if the level of voting support necessary for a specific action is not specified in a corporation’s certificate or bylaws, directors “shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.”

Our Company presently uses the plurality vote standard to elect directors. This proposal requests that the Board initiate a change in the Company’s director election vote standard to provide that nominees for the board of directors must receive a majority of the vote cast in order to be elected or re-elected to the Board.

We believe that a majority vote standard in director elections would give shareholders a meaningful role in the director election process. Under the Company’s current standard, a nominee in a director election can be elected with as little as a single affirmative vote, even if a substantial majority of the votes cast are “withheld” from that nominee. The majority vote standard would require that a director receive a majority of the vote cast in order to be elected to the Board.

The majority vote proposal received high levels of support last year, winning majority support at Advanced Micro Devices, Freeport McMoRan, Marathon Oil, Marsh & McLennan, Office Depot, Raytheon, and others. Leading proxy advisory firms recommended voting in favor of the proposal.

Some companies have adopted board governance policies requiring director nominees that fail to receive majority support from shareholders to tender their resignations to the board. We believe that these policies are inadequate for they are based on continued use of the plurality standard and would allow director nominees to be elected despite only minimal shareholder support. We contend that changing the legal standard to a majority vote is a superior solution that merits shareholder support.

Our proposal is not intended to limit the judgment of the Board in crafting the requested governance change. For instance, the Board should address the status of incumbent director nominees who fail to receive a majority vote under a majority vote standard and whether a plurality vote standard may be appropriate in director elections when the number of director nominees exceeds the available board seats.

We urge your support for this important director election reform.

WAL-MART’S STATEMENT IN OPPOSITION TO

PROPOSAL NO. 5

The proposal would require directors to be elected by a majority (over 50 percent) of the votes cast at annual shareholders’ meetings. Under this proposed system for electing directors, nominees who receive less than 50 percent of the votes cast would not be elected. However, under Delaware law, once elected, a director serves until that director’s successor is elected, the director resigns, or the director is removed. As a result, under the proposed system, an incumbent director standing for re-election who does not receive a majority of the votes cast would nevertheless continue to serve as a director because no successor was elected. Likewise, if a new nominee for director fails to receive a majority of the votes cast (even if the new nominee would have been elected under a plurality vote standard), the incumbent director not standing for re-election would continue in office as a director until he or she resigns or until the next election of directors.

If a director resigns after failing to receive a majority vote, the Board will have a vacancy. By contrast, the existing plurality vote system ensures that the Board will have a full complement of directors because those nominees who receive the greatest number of votes are elected.

The Company is not per se opposed to majority voting. However, if the proposed voting standard were adopted, it would introduce legal ambiguities into the election of directors and, in effect, reduce rather than increase the ability of shareholders to influence the election of directors. For example, determining a replacement for a “hold over” director will likely come within the responsibilities of the Board rather than the shareholders.

After careful consideration, in view of the possible uncertainties associated with electing directors by a majority of votes cast, the Company believes that the adoption of this proposal could unnecessarily complicate the election of directors and result in less democracy for shareholders. Therefore, the Company has concluded that a change from the widely accepted plurality voting standard to a majority voting standard would not be beneficial, and, in fact, could be detrimental, to its shareholders.

For the above reasons, the Board recommends that the shareholders vote AGAINST this proposal.

PROPOSAL NO. 6

SUSTAINABILITY REPORT

Whereas, Wal-Mart has recently pledged to report to shareholders in 2007 on its progress towards an initial set of environment-related goals (http://walmartstores.com/GlobalWMStoresWeb/navigate.do?catg=345). However, the company has still not committed to developing a public sustainability report that addresses its strategies concerning economic, social, and environmental issues and developments.

Concerned investors believe this information is material in making well-informed investment decisions as it speaks to the vision and stewardship of management and can have significant impacts on our company’s reputation and on shareholder value.

According to Dow Jones, “Corporate Sustainability is a business approach that creates long-term shareholder value by embracing opportunities and managing risks deriving from economic, environmental, and social developments. Corporate sustainability leaders achieve long-term shareholder value by gearing their strategies and management to harness the market’s potential for sustainability products and services while at the same time successfully reducing and avoiding sustainability costs and risks.” (http://www.sustainability-index.com/htmle/sustainability/corpsustainability.html)

We believe initiatives to improve energy savings and waste reduction are important but insufficient. As Procter and Gamble states in its 2005 Sustainability Report, “Great companies … have not been built on the elimination of non-value, but on the creation of new value for consumers and for society.” Wal-Mart’s successful introduction of products made from organic cotton is a good example, but by itself remains inadequate.

Sustainability includes more than the environment, however. Social issues, such as worker rights, human rights, and supply chain compliance, including independent monitoring and a transparent verification process; economic issues, such as Wal-Mart’s economic impact on communities and regions; payment of a sustainable living wage, and corporate governance must also be addressed.

A September, 2005 statement by research analysts at 23 investment firms representing over $435 billion in assets under management asserts, “we find compelling the large and growing body of evidence linking companies’ strong performance addressing social and environmental issues to strong performance in creating long-term shareholder value.” (http://www.bsr.org/Meta/200510_Corp-Sustainability-Reporting.pdf)

As one of the largest companies in the world (Fortune Global 500), we believe Wal-Mart should be the leader in responsible policies concerning its workforce, suppliers, the environment, and the communities in which it does business. Proactively addressing these issues can improve productivity, reduce waste, enhance Wal-Mart’s image, and identify new business opportunities.

Resolved:    Shareholders request the Board of Directors to prepare at reasonable expense and omitting proprietary information a sustainability report. A summary of the report should be provided to shareholders by December 2006.

Supporting Statement

We recommend that Wal-Mart use the Global Reporting Initiative’s Sustainability Reporting Guidelines (“The Guidelines”) to prepare the report. The Global Reporting Initiative (www.globalreporting.org) is an international organization with representatives from the business, environmental, human rights, and labor communities. The Guidelines provide guidance on report content, including performance on direct economic impacts, the environment, labor practices and work conditions, human rights, society, and product responsibility. The Guidelines provide a flexible reporting system that allows the omission of content that is not relevant to company operations. Over 700 companies use or consult the Guidelines for sustainability reporting.

WAL-MART’S STATEMENT IN OPPOSITION TO

PROPOSAL NO. 6

The Company believes that social and environmental considerations are an integral part of the business and should be reflected in how the Company conducts its business. Wal-Mart remains committed to increased transparency relating to the Company’s environmental and social direction. This includes Wal-Mart’s goals and progress made toward achieving those goals. The Company recognizes the importance of greater transparency in these matters and that such transparency will make Wal-Mart a better company. Wal-Mart will prepare a report, which will likely focus on a number of areas, including benefits, wages, product sourcing, community engagement, diversity, and the environment. The Company intends for its report to provide meaningful, validated insight into our performance in these areas.

The proposal also recommends that the Company use the Global Reporting Initiatives Sustainability Reporting Guidelines to prepare the report. The Company will be reviewing many different sources and guidelines in preparing its report but, at this point, does not believe that following one single source will benefit the Company or shareholders.

Finally, the proposal seeks to have a summary of this report provided to shareholders by December 2006. Wal-Mart is in the process of developing this report, which involves establishing data collection procedures, integrating these procedures into our core business reporting, and auditing this information to ensure accuracy. Our schedule for completion and release of this report is no later than spring 2007. The Company believes that, in view of the scope and scale of Wal-Mart’s business and the importance and complexity of the issues to be addressed, Wal-Mart’s report will be of greater value to shareholders if the Company invests more time in its preparation.

For the above reasons, the Board recommends that the shareholders vote AGAINST this proposal.

PROPOSAL NO. 7

COMPENSATION DISPARITY

Resolved:    Shareholders request that the Board’s Compensation Committee review Wal-Mart’s senior executive compensation policies and make available (at reasonable cost, omitting proprietary information) within six months, a report of that review, including:

1.	A comparison of the salary, health and pension benefits, bonuses and profit sharing, stock options and all other forms of compensation (including paid vacation, store discounts or other perks and retirement packages) of top executives and of our company’s lowest paid workers in the United States in July 1995 and July 2005.

2.	An analysis of any changes in the relative size of the gap between the two groups and the rationale justifying this trend.

3.	An evaluation of whether the total compensation packages of our top executives are “excessive” and whether greater oversight is needed over the various components of those compensation packages.

Supporting Statement:    Concern continues about the explosion in compensation for top corporate executives. These packages have frequently become excessive, have increased the compensation (e.g. health care benefits; cash) gap between highest and lowest paid employees and have weakened the connection between corporate performance and executive compensation. We believe that executive compensation systems should provide incentives to build a successful, sustainable company, but that prosperity should be fairly shared within the company.

According to Wal-Mart’s SEC filings for the fiscal year ended January, 2005, our CEO received total compensation worth not less than $17,542,908 (and had received total compensation of not less than $27,178,157 in a prior year).

Our CEO’s compensation was approximately 1,000 times the average pay of Wal-Mart’s US employees in fiscal 2005 and more than 1,500 times the average pay in that prior year. (Our calculations assume an average wage of $9.68, reported by Wal-Mart—9.68 x 35 hours per week x 52 weeks per year.) The ratio at other large companies averaged 431-1 in 2004, up from 21-1 in 1964. Shareholders are entitled to an explanation of why the ratio is so large at Wal-Mart and what steps, if any, are being taken to further reduce that ratio, especially because we believe that a company’s success is driven not merely by the CEO, but rather by the entire executive team and the whole workforce. At DuPont the CEO’s cash compensation is limited to twice that of the next highest officer.

WMT sold for $70+ in 12/99 (Scott was appointed CEO 1/2000); $61 in 3/04; $48 today when this resolution was submitted. Excessive compensation for excessive performance?

An example of why we believe that executive competition at Wal-Mart is out of control: Most of Wal-Mart’s own lawsuit against its former Vice-Chairman for fraud against the Company by misappropriating (embezzling) Wal-Mart’s money was dismissed because his $15,000,000 retirement package contained a clause forbidding Wal-Mart to sue him for prior events. (A criminal investigation continues.)

If you believe that the Company has adequate controls in place to prevent unreasonable executive compensation, vote against this proposal. If you believe that executive compensation at Wal-Mart is in need of greater scrutiny, please support this proposal.

WAL-MART’S STATEMENT IN OPPOSITION TO

PROPOSAL NO. 7

All Associates make important contributions to the success of Wal-Mart. The Company is committed to paying its Associates fairly in accordance with their job responsibilities, their performance in those jobs and their ability to contribute to Wal-Mart’s overall success, taking into account competitive and market factors. Our executive compensation program is designed to compensate our Executive Officers fairly based on their performance and contribution to the Company, to provide incentives to attract and retain key executives, and to instill in them a long-term commitment to the Company and a sense of Company ownership, all consistent with the shareholders’ interests. The compensation of Executive Officers is subject to the oversight of the CNGC, which is composed entirely of independent directors. Both the Board and the CNGC believe that Wal-Mart’s compensation philosophy and the procedures for determining the compensation of the Executive Officers and the rest of Wal-Mart’s Associates are in the best interests of the Company and its shareholders.

The Company believes that the shareholders already have available to them the information necessary to assess the compensation practices of the Company, including the differences between the pay and benefits of our Executive Officers and the pay and benefits of our store Associates who are paid an hourly wage.

The independent CNGC’s Report on Executive Compensation in this proxy statement provides a comprehensive review of Wal-Mart’s philosophy for compensating its Executive Officers, the components of the Executive Officer compensation program, and the method for determining and approving the compensation for Executive Officers. This proxy statement includes detailed information about the cash and equity compensation paid to the Named Executive Officers for the last three fiscal years, as well as information about perquisites provided to them.

In a recent press release, the Company disclosed the average hourly wage paid to store Associates in the U.S. as well as the average hourly wage paid to store Associates in a number of U.S. cities. In addition, the Company’s Web site describes in detail the other benefits, including perquisites, available to Associates, including our Executive Officers.

The information described above provides shareholders the information necessary to understand and assess the Company’s Executive Officer compensation practices and the differences between the pay and benefits of the Named Executive Officers and that of the Associates. Although the requested report might provide some historical data not otherwise readily accessible, the Company must set the compensation of Associates, including its Executive Officers, based on conditions and competitive factors in the market today. As a result, the Company believes that the requested report would not provide the shareholders with additional information pertinent to a sound assessment of the Company’s current compensation practices and such a report would be an unnecessary use of the Company’s resources.

For the above reasons, the Board recommends that the shareholders vote AGAINST this proposal.

PROPOSAL NO. 8

EQUITY COMPENSATION GLASS CEILING

Wal-Mart founder Sam Walton’s legacy was a company known for creating a better, more secure life for all associates. “Mr. Sam” believed that it was the collective work of associates that contributed to customer and shareholder value. He was fond of telling tales of greeters and cashiers who retired as millionaires thanks to the Wal-Mart stock they received along with their pay.

More than 60% of the company’s associates are women, and nearly 30% are employees of color, according to the company’s WalMartFacts.com website. We don’t know what share of the company’s stock option and restricted stock goes to these women and minority associates. What we do know is that over the last three years, the company’s top five officers (.000003 of all employees), all white men, have received between 4.8% and 13% of the total stock options granted each year, according to the company’s proxy statements. Many large U.S. companies distribute options broadly among employees. The wealth generated from these option gains have allowed employees to fund a family member’s college education, make a down payment on a house, provide for an enhanced retirement or establish a reserve tool for emergencies.

Wal-Mart’s compensation policies are under increased public scrutiny. Employment discrimination litigation can be costly and risks damaging a company’s reputation. In 2000, Coca-Cola settled one of the nation’s largest employee racial discrimination suits for $192 million. Three years earlier, Home Depot spent $104 million of shareholders’ money to settle gender discrimination charges involving just 25,000 female employees. In June 2004, US District Court Judge Martin Jenkins certified a gender discrimination suit involving 1.6 million current and former females employees of Wal-Mart, and called this suit “historic in nature, dwarfing other employment suits that came before it.”

RESOLVED,

Shareholders request that the Board prepare a special report documenting the distribution of last year’s equity compensation by race and gender of the recipient of stock options and restricted stock awards (i.e., the percentage of equity compensation received by white men, white women, African-American men, African-American women, and so on.) The report shall also provide context explaining recent trends within Wal-Mart’s equity compensation granted to women and employees of color. The report, prepared at reasonable cost and omitting proprietary information, shall be available to shareholders, upon request, no later than November 1, 2006.

SUPPORTING STATEMENT

This report will help shareholders determine whether there is an equity compensation glass ceiling at Wal-Mart that might lead to potential future liability. In requesting this report, we wish to be sure that all Wal-Mart associates have received wealth-creating opportunities that fairly reflect their contribution to the company. Wal-Mart has made public commitments to greater transparency and to being a leader in corporate diversity. We believe the disclosure of this additional information is consistent with our company’s commitments.

Please vote FOR this proposal.

WAL-MART’S STATEMENT IN OPPOSITION TO

PROPOSAL NO. 8

Wal-Mart sponsors several compensation plans that provide equity-based awards to Associates. The independent CNGC is responsible for awarding equity-based compensation to the inside directors and Executive Officers. The SOC is responsible for administering awards to Associates who are not inside directors or Executive Officers. Neither the CNGC nor the SOC considers race or gender of any Associate in granting equity-based compensation. Both Committees grant equity awards based on the Associate’s performance and position in the Company.

The CNGC, however, has taken diversity into consideration with respect to the compensation of all the Company’s officers, including Wal-Mart’s CEO and the members of the Executive Committee of the Company. The CNGC established diversity goals as part of the performance measures for the incentive payment under the Management Incentive Plan, and those performance measures continued in force and effect for fiscal 2006. The CNGC set these objective diversity initiatives to motivate officers to achieve the Company’s diversity goals while adhering to the Company’s commitment to select the most qualified individual for each position. For fiscal 2006, an officer’s annual incentive payment could have been reduced by up to 15 percent for not meeting the diversity goals. Diversity is and has been a responsibility of Wal-Mart’s officers, and this potential reduction in the incentive payment under the Management Incentive Plan will ensure that Wal-Mart’s officers are held accountable for doing what they are supposed to do. In addition, beginning with fiscal 2007, certain non-officer managers will have diversity goals, which will be part of the manager’s evaluation.

This shareholder proposal is substantially the same proposal that Wal-Mart’s shareholders rejected at the 2004 and 2005 Annual Shareholders’ Meetings. We believe that the preparation of the proponent’s report with respect to equity compensation would not be meaningful to our shareholders due to our reliance on Associate performance and position in granting equity compensation awards and our executive compensation philosophy.

For the above reasons, the Board recommends that the shareholders vote AGAINST this proposal.

By Order of the Board of Directors

Thomas D. Hyde

Secretary

Bentonville, Arkansas

April 14, 2006

ADMITTANCE SLIP

2006 ANNUAL SHAREHOLDERS’ MEETING

Place: Bud Walton Arena University of Arkansas Campus Fayetteville, Arkansas	2006 ANNUAL SHAREHOLDERS’ MEETING REMINDERS
Time: June 2, 2006, 7:00 a.m. Casual dress is recommended. Photographs taken at the meeting may be used by Wal-Mart. By attending, you waive any claim or rights to these photographs.

1.    Please bring this admittance slip and a picture I.D. to gain access.

2.    Additional security precautions will be taken. Bags, purses, and briefcases may be subject to inspection. To speed the process, please bring only the essentials.

3.    Camcorders or video taping equipment are not allowed.

Wal-Mart Stores, Inc. • Bentonville, Arkansas 72716-0215 • 479-273-4000

Corporate Web Site:	www.walmartstores.com
Information Web Site:	www.walmartfacts.com

Mark this box with an X if you have made changes to your name or address details above.

Annual Meeting Proxy Card

PLEASE REFER TO THE REVERSE SIDE FOR TELEPHONE AND INTERNET VOTING INSTRUCTIONS.

A Election of Directors

1. The Board of Directors recommends a vote FOR the following persons nominated for election to the Board of Directors of Wal-Mart Stores, Inc., such election to be at the Annual Shareholders’ Meeting on June 2, 2006.

For Withhold

01—Aida M. Alvarez 02—James W. Breyer 03—M. Michele Burns 04—James I. Cash, Jr. 05—Douglas N. Daft 06—David D. Glass 07—Roland A. Hernandez 08—H. Lee Scott, Jr. 09—Jack C. Shewmaker 10—Jim C. Walton

For Withhold

11—S. Robson Walton 12—Christopher J. Williams 13—Linda S. Wolf

B Company Proposal

The Board of Directors recommends a vote FOR Proposal 2.

For Against Abstain

2. Ratification of Independent Accountants

C Shareholder Proposals

The Board of Directors recommends a vote AGAINST Proposals 3 through 8.

For Against Abstain

3. A shareholder proposal regarding humane poultry slaughter 4. A shareholder proposal regarding a political contributions report 5. A shareholder proposal regarding a director election majority vote standard 6. A shareholder proposal regarding a sustainability report 7. A shareholder proposal regarding compensation disparity 8. A shareholder proposal regarding an equity compensation glass ceiling report

D Comments

Mark this box if you have made comments on the reverse.

E Authorized Signatures—Sign Here—This section must be completed for your instructions to be executed.

NOTE: Please sign exactly as your name appears hereon. Joint owners should each sign. When signing as attorney-in-fact, executor, administrator, trustee, or guardian, please give full title as such.

Signature 1—Please keep signature within the box Signature 2—Please keep signature within the box Date (mm/dd/yyyy)

0 0 8 1 5 8 1

1	U P X

W M T M T G

Proxy—Wal-Mart Stores, Inc.

SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE 2006 ANNUAL SHAREHOLDERS’ MEETING OF WAL*MART STORES, INC. TO BE HELD ON JUNE 2, 2006

I have received the notice of the 2006 Annual Shareholders’ Meeting (the “Meeting”) to be held on June 2, 2006, and a proxy statement furnished by the Wal-Mart Stores, Inc. (“Wal-Mart”) Board of Directors. I appoint S. ROBSON WALTON, H. LEE SCOTT, JR., and DAVID D. GLASS, or any of them, as proxies and attorneys-in-fact, with full power of substitution, to represent me and to vote all shares of Wal-Mart common stock that I am entitled to vote at the Meeting in the manner shown on this form as to the proposals described herein and in their discretion on any other matters that come before the Meeting. If I participate in the Wal-Mart Profit Sharing and 401(k) Plan or the Wal-Mart Puerto Rico Profit Sharing and 401(k) Plan and I have a portion of my interest invested in Wal-Mart stock, I also direct the Retirement Plans Committee of the respective plan to take such actions necessary to vote my stock which is attributable to my interest in the manner shown on this form as to the following matters and in its discretion on any other matters that come before the Meeting.

You are encouraged to specify your choices by marking the appropriate boxes on the reverse side, but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendations. The proxy holders cannot vote your shares unless you sign and return this card.

If this proxy is signed and returned, it will be voted in accordance with your instructions shown on the reverse side. If you do not specify how this proxy should be voted, it will be voted FOR the election of each nominee for director listed in this card, FOR Proposal 2, and AGAINST Proposals 3 through 8.

Comments:

2006 Annual Shareholders’ Meeting June 2, 2006 7:00 AM

Bud Walton Arena University of Arkansas Fayetteville, Arkansas

ELECTRONIC ACCESS TO WAL-MART’S FUTURE ANNUAL REPORTS AND PROXY MATERIALS

Help Wal-Mart reduce expenses and eliminate bulky materials from your mail. Sign-up for Internet access to receive Wal-Mart’s proxy statement and annual report to shareholders. If you enroll in this service, we will e-mail you the proxy statement and annual report to shareholders to your designated e-mail address, along with instructions that will enable you to cast your vote. To sign-up, access www.econsent.com/wmt and follow the instructions indicated so that you will receive next year’s proxy statement and annual report to shareholders electronically.

Telephone and Internet Voting Instructions

You can vote by telephone OR Internet! Available 24 hours a day 7 days a week!

Wal-Mart encourages you to take advantage of two convenient ways to vote your shares. If you hold your shares in your own name rather than through a broker, bank, or other nominee, you can vote your shares electronically by Internet or by telephone. This eliminates the need to return the proxy card.

To vote using the Telephone (within U.S. and Canada)

Call toll free 1-800-652-VOTE (8683) in the United States or Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

Follow the simple instructions provided by the recorded message.

To vote using the Internet

Go to the following web site:

HTTP://WWW.COMPUTERSHARE.COM/US/PROXY

Enter the information requested on your computer screen and follow the simple instructions.

VALIDATION DETAILS ARE LOCATED ON THE FRONT OF THIS FORM IN THE SHADED TITLE BAR.

If you vote by telephone or the Internet, please DO NOT mail back this proxy card.

Proxies submitted by telephone or the Internet must be received by 11:00 p.m., Central Time, on June 1, 2006. THANK YOU FOR VOTING

0 0 8 1 5 8 1 2 U P X W M T M T G